Exhibit 2.1

SHARE PURCHASE AGREEMENT

between

(1) GILLIAN MARGARET LEES and OTHERS

(2) ROSLYN McLAUGHLIN and OTHERS

(3) SATRON MANAGEMENT SERVICES (TECHNOLOGY)
LIMITED

(4) BIORELIANCE (GLASGOW) LIMITED as Purchaser

and

(5) BIORELIANCE CORPORATION

Agreement for the sale and purchase of shares in the capital of
Q-One Biotech Group Limited

Princes Exchange
1 Earl Grey Street
EDINBURGH
EH3 9AQ
Telephone: 0131 777 7000
Facsimile: 0131 777 7003
E-Mail: enquiries@mcgrigors.com
Web Site: http://www.mcgrigors.com

(i)

Clause	Heading	Page No.
8	PROTECTION OF GOODWILL	24
8.1	Definitions	24
8.2	Undertakings	25
8.3	Independence of undertakings	26
8.4	Severability of undertakings	26
8.5	Exclusion	26
9	ANNOUNCEMENTS	26
9.1	Restrictions on announcements	26
9.2	Exceptions to restrictions	27
9.3	Time limit	27
10	ASSIGNATION	27
11	NO PARTNERSHIP OR AGENCY	27
12	SEVERANCE AND AMENDMENTS	28
12.1	Illegal, invalid and unenforceable provisions	28
12.2	Modification or deletion of illegal, invalid or unenforceable provisions	28
12.3	Substitution of provision	28
12.4	Amendments	28
13	GUARANTEE	28
13.1	Guarantee	28
13.2	Continuing Guarantee not affected by other action/inaction	28
13.3	Guarantee valid despite defect	29
14	SURVIVAL OF OBLIGATIONS	29
14.1	Continuing obligations	29
14.2	Continuing effect or force of provisions	29
15	TIME LIMITS	29
16	CONSENTS	29
17	POWER OF ATTORNEY	29
17.1	Appointment of attorney	29
17.2	Ratification of attorney acts	30
17.3	Power of attorney irrevocable for limited period	30
18	WAIVERS AND REMEDIES	30
19	SUCCESSORS	30
19.1	Agreement binding on successors	30
19.2	Agreement binding on assignees	31
20	COSTS AND STAMP DUTY	31
20.1	Payment of costs, losses and expenses	31
20.2	Stamp Duty	31
21	NOTICES	31
21.1	Notices and deemed receipt	31

(ii)

(iii)

THIS AGREEMENT is made the day         of                2003 between:-

(1)	THE PERSONS whose names and addresses are set out in Column (1) of Schedule Part 1 (the “Vendors”);

(2)	THE PERSONS whose names and addresses are set out in Schedule Part 12 (together the “Satron Shareholders”);

(3)	SATRON MANAGEMENT SERVICES (TECHNOLOGY) LIMITED, a company registered in Scotland with registered number SC199246 and having its registered office at Alexander Stephen House, 91 Holmfauld Road, Glasgow, Lanarkshire, G51 4RY (“Satron”);

(4)	BIORELIANCE (GLASGOW) LIMITED a company registered in Scotland with registered number SC251884 of Innovation Park, Hillfoots Road, Stirling, FK9 4NF (the “Purchaser”); and

(5)	BIORELIANCE CORPORATION of 14920 Broschart Road, Rockville, Maryland 20850-3349 USA (the “Guarantor”).

WHEREAS:-

(A)	Q-One Biotech Group Limited (the “Company”) is a private company limited by shares. Further details of the Company and its Subsidiaries are set out in the Schedule Parts 2 and 3.

(B)	Each Vendor is the registered holder and beneficial owner or is otherwise able to procure the transfer of the numbers of Sale Shares shown opposite their respective names in Column (2) of Schedule Part 1, such numbers of Sale Shares comprising in aggregate the entire issued and allotted share capital of the Company other than the Satron Shares (as hereinafter defined).

(C)	The Vendors have agreed to sell or procure the sale of and the Purchaser has agreed to purchase the Sale Shares for the consideration and upon the terms and conditions set out in this Agreement.

(D)	The Satron Shareholders have agreed to sell or procure the sale of and the Purchaser has agreed to purchase the whole of the share capital of Satron for the consideration and upon the terms and conditions set out in the Satron Agreement.

IT IS AGREED as follows:-

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement unless the context requires otherwise:-

“3i” means 3i Group plc and 3i plc;

“Accounting Date” means 31 March 2003;

“Accounting Requirements” means generally accepted accounting principles, Statements of Standard Accounting Practice, Financial Reporting Standards and Pronouncements of the Urgent Issues Task Force, each in the United Kingdom;

“Accounts” means:-

(a)	the audited balance sheet of the Company and each of the Subsidiaries (save for Q-One Biotech Inc whose accounts are not audited) and the audited consolidated balance sheet of the Company and the Subsidiaries (save for Q-One Biotech Inc whose accounts are not audited) as at the Accounting Date; and

(b)	the audited profit and loss account of the Company and each of the Subsidiaries (save for Q-One Biotech Inc whose accounts are not audited) and the audited consolidated profit and loss account of the Company and the Subsidiaries (save for Q-One Biotech Inc whose accounts are not audited) ending on the Accounting Date; and

(c)	the notes and Directors and Accountants reports attached thereto;

“Agreement” means this agreement including the Schedule and the Recitals;

“Articles” means the new articles of association of the Company adopted of even date with the date of execution of this Agreement;

“Associate” means:-

(a)	in relation to a person, an associated company of that person or a person who is connected with that person (and whether a person is an associated company or is so connected shall be determined in accordance with Sections 416 and 839 of the Taxes Act save that in construing Section 839 the term “control” shall have the meaning given by Section 840 or Section 416 of that Act so that there shall be control wherever either of the said Sections would so require); and

(b)	in relation to a company, any subsidiary or subsidiary undertaking or holding company of such company and any other subsidiary or subsidiary undertaking of any holding company of such company;

“Bank” means Coutts & Co, 188 Fleet Street, London, EC4A 2HT or such other bank as may be agreed between the Vendors’ Representatives and the Purchaser;

“Brattle Shareholder” means Malcolm Brattle;

“Brattle Shareholder Warranty Cap” means 85% of the Consideration paid to Malcolm Brattle, Janet Brattle, Jeremy Brattle and Andrew Brattle being the maximum liability for Claims under the Warranties, the Tax Deed and this Agreement (other than Clause 8);

“Business” means the business of biosafety testing, process validation and biomanufacturing and related activities carried on by the Company or any of the Subsidiaries at the Completion Date;

“Cash” means the positive bank and cash balances as shown by the Completion Balance Sheet;

“Cash Consideration” means the amount set out in Clause 5;

“Companies Acts” means the 1985 Act, the Business Names Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Company Directors Disqualification Act 1986, and the 1989 Act, together;

“Completion” means completion of the sale and purchase of the Sale Shares by virtue of the performance by the Vendors, the Satron Shareholders and the Purchaser of the obligations assumed by them respectively under Clauses 4 (Sale and Purchase) and 6 (Completion);

“Completion Balance Sheet” means the consolidated balance sheet of the Company as at the close of business on the Completion Date prepared in accordance with Clause 5 of this Agreement and the Schedule Part 13;

“Completion Date” means the day on which Completion takes place being a date not later than 24 September 2003 unless otherwise agreed among the Vendors and the Purchaser;

“Conditions” means the conditions set out in Clause 2.1;

“Confidential Information” means all information of the Company and the Subsidiaries which is not in the public domain or has not otherwise been made generally available to the public including but without limitation, all business, financial, operational, customer and marketing information and trade secrets in relation to the Business and any information in respect of which any member of the Group is bound by an obligation of confidence to a third party and the know-how;

“Consideration” has the meaning set out in Clause 5.1;

“Data Room” means the data room situated at the Offices of McGrigor Donald containing the documents listed in the Data Room Index;

“Data Room Index” means those documents contained in the Data Room and listed in Schedule Part 14;

“Debt” means bank overdraft and bank and other debt (other than the Letter of Credit or any operating leases) as shown by the Completion Balance Sheet which is not included in the definition of Creditors set out in the Schedule Part 13;

“Directors” means the directors of the Company and/or the Subsidiaries named in the Schedule Parts 2 and 3;

“Disclosure Letter” means a letter (together with all documentation annexed thereto) described as such of even date from the Vendors’ Solicitors on behalf of the Warrantors disclosing matters for the purpose of Clause 7 and delivered to, and acknowledged in writing with specific reference to this Agreement by, the Purchaser’s Solicitors on behalf of the Purchaser prior to the Purchaser’s execution hereof;

“Domain Names” means the internet addresses owned or used by the Company and/or the Subsidiaries as set out in the Schedule Part 9B;

“Employees” means all of the current employees of the Company and/or the Subsidiaries being the employees, details of whom are annexed to the Disclosure Letter;

“Employee Trust” means the Q-One Biotech Limited Employee Benefits Trust;

“Encumbrance” means in respect of any property, asset or right, any interest or equity of any person (including but without limitation any right to acquire, option or right of pre-

emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or other security or third party agreement or arrangement of whatsoever nature over or in that property, asset or right;

“Environmental Warranties” means the Warranties set out in paragraph 9 of the Schedule Part 7;

“ERA” means the Employment Rights Act 1996 (as amended);

“Escrow Account” means the interest bearing account with the Bank operated jointly by the Vendors’ Solicitors and the Purchaser’s Solicitors pursuant to the Escrow Account Instruction Letter;

“Escrow Account Instruction Letter” means the letter in the agreed form to be executed at Completion by the Vendors, the Satron Shareholders and the Purchaser and addressed to the Vendors’ Solicitors and the Purchaser’s Solicitors;

“Estimated Bank Overdraft” means the overdraft of the Company with the Bank of Scotland as shown by the Company’s books and ledgers at close of business on the business day immediately before the Completion Date plus an amount of £200,000, such aggregate amount not to exceed £3,000,000;

“Estimated Debt” means Estimated Bank Overdraft and bank and other debt (other than the Letter of Credit or any operating leases) as shown by the Company’s books and ledgers at close of business on the business day immediately before the Completion Date which is not included in the definition of Creditors set out in the Schedule Part 13;

“Exclusivity Letter” means the letter dated 9 July 2003 between the parties to this Agreement relating to the granting of a period of exclusivity and the payment of deposits on account of the Consideration;

“FSMA” means the Financial Services and Markets Act 2000;

“Gormly Shareholder” means Vera Margaret Gormly in her personal capacity only and not as a trustee of the AGG 1997 A & M Trust;

“Gormly Shareholder Warranty Cap” means the aggregate of the sum of £850,000 plus 85% of the Consideration paid to Mrs Vera Margaret Gormly, Mr Alisdair Gormly, Dr Lynn Gardner and AGG 1997 A&M Trust under the Satron Agreement being the maximum liability for claims under the Warranties, the Tax Deed and this Agreement, other than Clause 8, and in respect of any and all claims under the Satron Agreement and the Satron Tax Deed;

“Group” means the Company and the Subsidiaries, together;

“Heritable Property” means the heritable property belonging to the Company and/or the Subsidiaries, a brief description of which is set out in the Schedule Part 4;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent, incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) foreign exchange options, (v) rental payments under leases (other than operating leases) and hire purchase agreements and instalments under conditional sale agreements (in all cases whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition or use of the asset concerned and (vi) guarantees, indemnities, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts and or in respect of the indebtedness of any other person;

“Interim Period” means the period between exchange of this Agreement and the date of Completion or, if earlier, the date upon which this Agreement lapses pursuant to Clause 2.4;

“Leasehold Property” means the property held by the Company and/or the Subsidiaries on leasehold title, a brief description of which, including subjects, rent and commencement and expiry dates, is set out in the Schedule Part 5;

“Lees Shareholder” means Gillian Lees;

“Lees Shareholder Warranty Cap” means the aggregate of 85% of the Consideration paid to Gillian Lees, Lauren Lees and Stacie Lees being the maximum liability for Claims under the Warranties, the Tax Deed and this Agreement (other than Clause 8);

“Letter of Credit” means the letter of credit in place with Fleet Bank in respect of Q-One Biotech Inc’s obligations under its lease of premises at Five Biotech, 381 Plantation Street, Worcester, MA01605;

“Loan Note Consideration” means the Loan Notes;

“Loan Note Instrument” means the guaranteed loan note instrument in connection with the issue of Loan Notes to be executed by the Purchaser at Completion in the agreed form:

“Loan Notes” means up to £7,500,000 nominal value of variable rate loan notes of the Purchaser constituted by the Loan Note Instrument;

“Losses” means actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees and any VAT payable in relation to any such matter, circumstance or item except to the extent that the Purchaser obtains credit for such VAT as input tax;

“Management Accounts” means the management accounts of the Group for the period beginning on the Accounting Date and ending on 30 June 2003;

“1985 Act” means the Companies Act 1985;

“1989 Act” means the Companies Act 1989;

“Onions Shareholder” means David Onions;

“Onions Shareholder Warranty Cap” means the aggregate of 85% of:-

(a)	the Cash Consideration paid to David Onions, Alexandra Onions, Sam Edward Onions, Adam Zac Onions and the Trustees of the Alexandra Onions 1998 Children’s Settlement; and

(b)	the nominal amount of the Loan Notes issued to David Onions,

being the maximum liability for Claims under the Warranties, the Tax Deed and this Agreement (other than Clause 8);

“Parrott Shareholder” means Margaret Parrott;

“Parrott Shareholder Warranty Cap” means the aggregate of the sum of £850,000 plus 85% of the Consideration paid to Mrs Margaret Parrott, Mrs Roslyn McLaughlin, Mrs Vivien Howe and Mrs Gillian Donaghy under the Satron Agreement being the maximum liability for claims under the Warranties, the Tax Deed and this Agreement (other than Clause 8) and in respect of any and all claims under the Satron Agreement and the Satron Tax Deed;

“Past Accounts” means the individual audited accounts of the Company and each of the Subsidiaries (save for Q-One Biotech Inc whose accounts have not been audited) and also the audited consolidated balance sheets of the Group for the two financial years immediately preceding the financial year ended on the Accounting Date and the audited consolidated profit and loss accounts of the Group for the same periods and the respective notes thereto and directors and auditors reports thereon;

“Pre-Completion Dividends” means the dividends to be paid prior to Completion of £3.5 million in aggregate to the holders of the A Ordinary Shares of £1 each and £1.7 million in aggregate to the holders of the C Ordinary Shares of £1 each;

“Property” means the Heritable Property and the Leasehold Property together (or any part thereof) and “Properties” shall be construed accordingly;

“Purchaser’s Accountants” means PricewaterhouseCoopers LLP of 1 Embankment Place, London, WC2N 6RH;

“Purchaser’s Solicitors” means Jones Day Gouldens of 10 Old Bailey, London EC4M 7NG;

“Quip” means Quip Technology Limited;

“Q-One” means Q-One Biotech Limited;

“Q-One Inc” means Q-One Biotech Inc;

“Registered Intellectual Property” means the registered intellectual property listed in the Schedule Parts 9A, 9B and 9C;

“Sale Shares” means the 92,000 Ordinary Shares of £1 each, 28,000 ‘A’ Ordinary Shares of £1 each, 20,000 ‘B’ Ordinary Shares of £1 each and such of the 39,788 ‘E’ Ordinary Shares of £0.25 each in the capital of the Company as the trustees of the Employee Trust are entitled to sell or procure the sale to the Purchaser at the Completion Date with the balance of the 39,788 ‘E’ Ordinary Shares of £0.25 each in the capital of the Company being acquired by the Purchaser after the Completion Date

(i)	pursuant to the exercise of the drag along provisions set out in Article 40 of the Articles; and

(ii)	pursuant to a transfer by the trustees of the Employee Trust of such ‘E’ Ordinary Shares of £0.25 each in the capital of the Company in respect of which options have lapsed after the Completion Date in accordance with the provisions of the relevant Share Option Scheme;

“Satron Agreement” means the agreement between the Satron Shareholders and the Purchaser of even date herewith for the sale and purchase of the whole of the issued share capital of Satron;

“Satron Shares” means the 49,000 C Ordinary Shares of £1 each in the capital of the Company registered in the name of Satron;

“Satron Tax Deed” means the agreement between certain of the Satron Shareholders and the Purchaser to be delivered on Completion pursuant to the Satron Agreement;

“Subsidiaries” means the subsidiaries of the Company named in the Schedule Part 3;

“Taxation” or “Tax” means all forms of taxation, duties, imposts, charges, withholdings, contributions, impositions and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the generality of the foregoing includes:

(c)	income tax, corporation tax, advance corporation tax, capital gains tax, inheritance tax, value added tax, customs and other import duties, national insurance and social security contributions and any payment whatsoever which a Group Company may be or becomes legally bound to make to any person, revenue, customs or fiscal authority or any other body or authority as a result of any enactment relating to taxation and any other taxes, duties, levies or imposts supplementing or replacing any of the foregoing; and

(d)	all interest, fines or penalties reasonably and properly incurred by the Purchaser or a Group Company in respect of and relating to any of the foregoing but excluding, for the avoidance of doubt, any such interest, fines or penalties to the extent attributable to any act, omission, negligence or delay on the part of the Purchaser, a Group Company or their respective employees or agents after Completion

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Tax Deed” means the tax undertaking described as such, in the agreed form, granted by the Warrantors to the Purchaser at Completion;

“Tax Warranties” means the statements set out in the Schedule Part 8;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Third Party Claim” means a claim by a person for damages or an injunction or any other relief or remedy;

“Title Warranties” means the statements set out in the Schedule Part 6;

“Trade Marks” means the trade or service mark applications or registered trade or service marks, registered protected designations or origin, registered protected geographic origins, refilings, renewals or reissues thereof, unregistered trade or service marks, get-up and company names in each case with any and all associated goodwill as set out in the Schedule Part 9A;

“VATA” means Value Added Taxes Act 1992;

“Vendors’ Accountants” means Ernst & Young LLP of George House, 50 George Square, Glasgow G2 1RR;

“Vendors’ Representatives” means Malcolm Brattle, Allan Gormly, Gillian Lees, David Onions, Allan Parrott and Mark Kerr of 3i Group plc who shall be authorised by each of the

Vendors and the Satron Shareholders to agree the Completion Balance Sheet and Working Capital Statement and the calculation of the Consideration;

“Vendors’ Solicitors” means McGrigor Donald Solicitors, of Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9AQ;

“Warranties” means the statements set out in Clause 7 (Warranties) and the Schedule Parts 6, 7 and 8; and

“Warrantors” means the Gormly Shareholder, the Parrott Shareholder, the Lees Shareholder, the Onions Shareholder and the Brattle Shareholder together;

“Working Capital” means the working capital at Completion as shown by the Working Capital Statement;

“Working Capital Statement” means the statement in the form set out in Schedule Part 13;

1.2	Interpretation and Construction

1.2.1	In this Agreement, unless otherwise specified or the context otherwise requires:-

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include either gender;

(c)	reference to a Clause or Recital is to a clause or recital of this Agreement;

(d)	reference to the Schedule is to the schedule to this Agreement;

(e)	reference to a part or paragraph is to a part or paragraph in the Schedule;

(f)	words importing the whole shall be treated as including a reference to any part thereof;

(g)	reference to any statute, regulation, directive, treaty or part thereof shall be construed as reference thereto as amended or re-enacted or as the application thereof is modified by other provisions from time to time (whether before or after the date of this Agreement) and shall be construed as including references to any order, instrument, regulation or other subordinate legislation made pursuant thereto except to the extent that any amendment, extension, consolidation, re-enactment or replacement takes effect after the date hereof and has the effect of increasing or extending the liability of any party to this Agreement;

(h)	reference to any Scottish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than Scotland be deemed to include that which most approximates in that jurisdiction to the Scottish legal term; and

(i)	reference to this Agreement or to any other document shall be construed as references to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time.

1.2.2	Headings used in this Agreement shall not affect its construction or interpretation.

1.3	Other References

1.3.1	Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meaning in this Agreement.

1.3.2	In this Agreement a reference to:-

(a)	“writing” or “written” includes faxes and any non-transitory form of visible reproduction or words but for the avoidance of doubt excludes electronic mail.

(b)	a “business day” means a day, other than a Saturday or a Sunday, on which clearing banks are open for commercial business in Edinburgh and London;

(c)	a document being “in the agreed form” means that it shall be either:-

(i)	in the form agreed by the Vendors’ Solicitors and the Purchaser’s Solicitors and for identification signed, prior to the Purchaser’s execution hereof, by or on behalf of the Purchaser and the Vendors; or

(ii)	granted, entered into or delivered and accepted at Completion;

(d)	a “subsidiary” means a subsidiary within the meaning ascribed to such expression by sections 736 and 736A, of the 1985 Act;

(e)	a “subsidiary undertaking” means a subsidiary undertaking within the meaning ascribed to such expression by section 258, of the 1985 Act;

(f)	a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality and wherever incorporated or established) or two or more of the foregoing; and

(g)	a time of the day is to London time and references to a day are to a period of 24 hours running from midnight.

1.3.3	Words and phrases defined in any part of this Agreement bear the same meanings throughout this Agreement.

1.3.4	The Schedules and Recitals form part of this Agreement and have the same full force and effect as if expressly set out in their entirety in the operative part of this Agreement.

1.4	Subsidiaries

In this Agreement, including in Clause 3 (Interim Period), Clause 8 (Protection of Goodwill) and Schedule Parts 6, 7 and 8 the expression the “Company” shall, unless otherwise specified or the context otherwise requires, mean the Company and each of the Subsidiaries severally so that each Warranty, undertaking or other obligation is given with respect to each such company individually and “Companies” shall be construed accordingly.

2	CONDITIONS

2.1	Conditional Agreement

The obligations of the Purchaser under Clauses 4 (Sale and Purchase), Clause 5 (Consideration) and Clause 6 (Completion) are conditional upon:

(a)	the Office of Fair Trading indicating in terms reasonably acceptable to the Purchaser that it does not intend to refer the acquisition of the Company pursuant to this Agreement or any matter arising therefrom to the Competition Commission;

(b)	the Satron Agreement becoming unconditional in all respects other than any condition relating to this Agreement becoming unconditional; and

(c)	the Purchaser’s acquisition finance facility having become unconditional in all respects other than any conditions relating to this Agreement becoming unconditional.

2.2	Purchaser’s Notification

The Purchaser shall notify the Vendors Representatives, on behalf of the Vendors, as soon as reasonably practicable after the condition precedent contained in Clause 2.1 (a) has been satisfied.

2.3	Vendors’ Notification

The Vendors (other than 3i) shall procure that notice is given by the Company to the Purchaser of the amount of the Estimated Debt as soon as practicable after close of business on the business day immediately prior to the Completion Date.

2.4	Condition Precedent

If by 24 September 2003 the Conditions have not been satisfied or waived by the Purchaser in writing or, in the case of Condition 2.1(a), waived by both the Purchaser and the Vendors (unless the Vendors and the Purchaser all acting reasonably shall agree any extension to such date), this Agreement shall have no further force and effect and none of the parties shall have any liability under this Agreement except for antecedent breach, save that this Clause 2.4 and Clause 20 (Costs and Stamp Duty), Clause 21 (Notices), Clause 22 (Entire Agreement), and Clause 23 (Governing Law and Jurisdiction) shall continue to apply.

3	INTERIM PERIOD

3.1	Vendors’ Obligations

During the Interim Period the Vendors (other than 3i) shall procure that (except with the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) or pursuant to expenditure planned in the 2003 budgets previously disclosed to the Purchaser):

(a)	each Company will in reasonable consultation with the Purchaser carry on business in the normal course and not do anything outside the normal course of its day to day trading and in a manner consistent with that carried on by the Company prior to the date of this Agreement;

(b)	no action will be taken which (save in the ordinary course of trading) results or will result in the net assets of each Company being reduced and/or which could have a material adverse effect on the financial or trading position or prospects of each Company;

(c)	the Purchaser and its agents will, upon reasonable notice, be allowed reasonable access to, and to take copies of, the books and records of each Company including, without limitation, the statutory books, minute books, leases, licences, contracts (other than project sensitive information), details of receivables, intellectual property, tax records, supplier lists and customer lists in the possession or control of each Company;

(d)	the Purchaser and its agents will, upon reasonable notice, be allowed reasonable access to any premises occupied by each of the Companies in order to liaise with the officers, agents and employees of the Companies in conjunction with the Vendors;

(e)	the Vendors will consult, and will cause the Companies to consult, with the Purchaser and its advisers with respect to any action which may materially affect the business of the Companies; and

(f)	each Company shall take all reasonable steps to preserve its assets and, in particular but without prejudice to the generality of the foregoing, will maintain in force all insurance policies normally kept in force.

3.2	Further Obligations

Without prejudice to the generality of clause 3.1, the Vendors (other than 3i) shall collaborate fully with the Purchaser in relation to all material matters concerning the running of the Companies during the Interim Period and shall procure that each Company shall not except as may be required to give effect to and comply with this Agreement or pursuant to expenditure planned in the 2003 budgets previously disclosed to the Purchaser, or without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(a)	alter the manner and timing of payments made to creditors and collection of payments from debtors;

(b)	incur or enter into any agreement or commitment involving any capital expenditure in excess of £10,000 per item, exclusive of VAT;

(c)	enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three months’ notice or less and which involves or may involve total annual expenditure in excess of £10,000, exclusive of VAT;

(d)	incur any additional borrowings or incur any other Indebtedness otherwise than in the ordinary course of business and other than in relation to the extension and drawdown of the overdraft facility with the Bank of Scotland required to pay the Pre Completion Dividends;

(e)	save as required by law, make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any employee, provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any employee (other than for cause) or engage or appoint any additional employee;

(f)	acquire or agree to acquire or dispose of or agree to dispose of any material asset or enter into or amend any material contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of £10,000, exclusive of VAT, other than in the ordinary course of business;

(g)	amend, to any material extent, any of the terms on which services are supplied, such supplies being material in the context of the relevant Company except where required to do so in order to comply with any applicable legal or regulatory requirement;

(h)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any encumbrance over any of its assets or undertaking;

(i)	allot, issue, redeem or repurchase any share or loan capital (or option to subscribe for the same) of any Company other than in relation to the arrangements with the Employee Trust disclosed in the Disclosure Letter;

(j)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

(k)	amend the memorandum or articles of association of any of the Companies;

(l)	in relation to any Leasehold Property, agree any new rent or fee payable under, or alter the terms of a charge over, any Leasehold or Heritable Property;

(m)	other than the Pre-Completion Dividends or any dividend to be declared by any of the Companies to the Company in order to permit the declaration and payment of the Pre-Completion Dividends, declare, make or pay any dividend or other distribution to shareholders or make any payments outside the ordinary course between the Companies and the Vendors save as provided in this Agreement; and

(n)	approach Applied Biosystems in relation to PCR royalties or licensing PCR technology or agree any settlement or royalty payment with Applied Biosystems in respect of PCR royalties.

3.3	Breach of Vendors’ Obligations

In the event of a material breach by the Vendors of their obligations under this Clause 3 the Purchaser may by notice in writing to the Vendors rescind this Agreement. If this Agreement is rescinded pursuant to this Clause, it shall have no further force and effect and none of the parties shall have any liability in respect thereof, except as regards any antecedent breach save that the provisions of Clause 20 (Costs and Stamp Duty), 21 (Notices) and 22 (Entire Agreement) shall continue in full force and effect. For the purposes of this Clause 3.3, “material” shall mean any breach by the Vendors of their obligations under this Clause which creates a liability for the Group in excess of or reduces the net assets of the Group by more than £1,000,000.

3.4	Exclusivity Letter

If this Agreement is rescinded by the Purchaser pursuant to Clause 3.3, the Vendors will within two business days of notice of rescission refund to the Purchaser £300,000 in accordance with paragraph 3(B) of the Exclusivity Letter.

4	SALE AND PURCHASE

4.1	Obligation to sell and purchase

Subject to satisfaction or waiver of the Conditions, on and with effect from the Completion Date each Vendor (other than the trustees of the Employee Trust) shall sell or procure to be sold, and the Purchaser shall purchase, the number of Sale Shares set opposite the name of such Vendor in Column (2) of the Schedule Part 1. The Purchaser shall have no right to any dividend declared made or paid prior to the Completion Date.

4.2	Obligations of Employee Trust

Subject to satisfaction or waiver of the Conditions, on and with effect from the Completion Date the trustees of the Employee Trust shall:-

(i)	sell such of the ‘E’ Ordinary Shares of £0.25 each in the capital of the Company as are registered in their names and are beneficially owned by them;

(ii)	sell such of the ‘E’ Ordinary Shares of £0.25 each in the capital of the Company as are registered in their names and in respect of which the trustees have received instructions from the beneficial owners or option holders to complete the sale of such shares to the Purchaser;

(iii)	under powers of attorney granted by the beneficial owners or option holders in connection with the instructions referred to in paragraph 4.2(ii) above, and within the relevant time limit, to execute a joint election under Section 431(1) of the Income Tax (Earning and Pensions) Act 2003 (as amended by Finance Act 2003 Schedule 22 and in force at the time the election is executed) with the Company on behalf of each such beneficial owner or option holder in respect of the exercise of the right pursuant to which that beneficial owner or option holder acquired the ‘E’ Ordinary Shares referred to in paragraph 4.2(ii) above.

4.3	Waiver of rights

Each of the Vendors and Satron hereby waive or agree to procure the waiver of any pre-emption rights which may exist in relation to the Sale Shares transferred pursuant to Clause 4.1 and 4.2 pursuant to the Articles of Association of the Company or otherwise and acknowledge that, save for the Pre-Completion Dividends, no Vendor or Satron has any right to any dividend or other payment payable by the Company in respect of the Sale Shares or the Satron Shares.

4.4	Sale of all Sale Shares

On the Completion Date, the Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares (other than those ‘E’ Ordinary Shares of £0.25 each in the capital of the Company which are the subject of options in favour of the employees of the Group but in respect of which the trustees of the Employee Trust have not received instructions from the option holders to transfer such Shares to the Purchaser) and the Satron Agreement is completed simultaneously.

4.5	Undertakings from Employee Trust and Purchaser

Subject to satisfaction or waiver of the Conditions and completion of the transfers in accordance with Clauses 4.1 and 4.2:-

(i)	the trustees of the Employee Trust hereby agree and undertake to deliver to the Purchaser such duly executed stock transfer form or forms transferring all (if any) ‘E’ Ordinary Shares of £0.25 each in the capital of the Company which remain registered in the names of the trustees of the Employee Trust and which were the subject of options to employees of the Group but in respect of which the options lapse after the Completion Date, within 5 business days of the date of lapse of such options;

(ii)	the trustees of the Employee Trust hereby agree and undertake to execute appropriate transfers in respect of any ‘E’ Ordinary Shares of £0.25 each in respect of which options are exercised after the Completion Date in accordance with the provisions of the relevant share option scheme; and

(iii)	the Purchaser hereby undertakes to promptly procure registration of the transfer of the ‘E’ Ordinary Shares of £0.25 each in the capital of the Company referred to in Clause 4.5(ii) above and thereafter to acquire all (if any) of the ‘E’ Ordinary Shares of £0.25 each in the capital of the Company in respect of which options are exercised after the Completion Date by implementing and complying with the drag along provisions set out in Article 40 of the Articles

4.6	Retention of payment for Ordinary Shares

Notwithstanding any other clause of this Agreement, if at Completion the trustees of the Employee Trust are not able to transfer to the Purchaser all of the issued ‘E’ Ordinary Shares of £0.25 each in the capital of the Company (the “’E’ Ordinary Shares”) the Vendors’ Solicitors shall procure that an amount of the Consideration attributable to the ‘E’ Ordinary Shares not transferred is retained by them in a designated escrow account and will only be released in order to satisfy the Consideration for the transfer of Sale Shares pursuant to Clause 4.5(ii) and (iii) above.

5	CONSIDERATION

5.1	Consideration

The Consideration payable for the Sale Shares and the entire issued share capital of Satron under the Satron Agreement shall be £42 million plus Cash less Debt and:

(a)	if the amount of the Working Capital exceeds £478,371 increased by an amount equal to such excess; or

(b)	if the amount of the Working Capital is less than £478,371 reduced by an amount equal to such shortfall.

5.2	Apportionment of Consideration between the Sale Shares and the entire issued share capital of Satron under the Satron Agreement

The Consideration shall be apportioned between the Sale Shares under this Agreement and for the entire issued share capital of Satron under the Satron Agreement as follows:-

(a)	of the first £9,306,551 of the Consideration payable at Completion, £7,433,635.30 shall be paid to the Vendors in respect of the Sale Shares and shall be allocated among the Vendors in the amounts set opposite the name of each Vendor in Column (3) of Part 1 of the Schedule and £1,872,915.70 shall be paid to the Satron

Shareholders in respect of the sale of the entire issued share capital of Satron under the Satron Agreement; and

(b)	the balance of the Consideration payable at Completion and the remainder of the Consideration shall be paid as to 75.37032% for the Sale Shares and 24.62968% for the entire issued share capital of Satron under the Satron Agreement.

5.3	Consideration to be satisfied on Completion

At Completion, the Purchaser shall pay:-

(a)	£40 million less the amount of the Estimated Debt to the Vendors’ Solicitors (which together with the £500,000 already paid to the Vendors and the Satron Shareholders under paragraphs 3(A) and (B) of the Exclusivity Letter is referred to as “the Completion Amount”) which will be satisfied by the issue of Loan Notes and the payment of cash in accordance with the provisions of Clause 6.4; and

(b)	£1,500,000 (“the Escrow Amount”) into the Escrow Account.

5.4	Consideration to be satisfied after Completion

Within five business days of the agreement or final determination (in accordance with Clause 5.5.7) of the Working Capital Statement and the Consideration:

(a)	if the Consideration is greater than the aggregate of the Completion Amount and the Escrow Amount, the Purchaser shall:-

(i)	deliver to the Vendors’ Solicitors a duly completed and executed certificate for Loan Notes in an aggregate amount of principal equivalent to 14.51642% of the excess over such sum together with an amount equivalent to 14.51642% of the Escrow Amount, such Loan Note Certificate to be in the name of David Edward Onions;

(ii)	procure the release of the Escrow Amount (together with interest on the Escrow Amount) plus an amount equivalent to the excess over such sum less an amount equivalent to the nominal amount of Loan Notes referred to in Clause 5.4(a)(i) above and, if the Escrow Amount is less than the aggregate of (i) the Escrow Amount (together with interest on the Escrow Amount) and (ii) the excess over the Escrow Amount less the nominal amount of Loan Notes referred to in Clause 5.4(a)(i), shall pay the balance of such sum in cash to the Vendors’ Solicitors and, if the Escrow Amount is greater than such aggregate sum, shall release the amount by which the Escrow Amount is greater than such aggregate sum from the Escrow Amount (together with accrued interest) to the Purchaser;

(b)	if the Consideration is greater than the Completion Amount, but less than or equal to the aggregate of the Completion Amount and the Escrow Amount,

(i)	the Purchaser shall deliver to the Vendors’ Solicitors a duly completed and executed certificate for Loan Notes in an aggregate amount of principal equivalent to 14.51642% of the excess of the Consideration over the Completion Amount, such Loan Note Certificate to be in the name of David Edward Onions; and

(ii)	the parties shall procure that the balance of the excess of the Consideration over the Completion Amount after deducting an amount in respect of the nominal value of the Loan Notes referred to in Clause 5.4(b)(i) is released from the Escrow Account in cash (together with accrued interest on the proportion of the Escrow Amount returned in cash and by the issue of Loan Note Certificates) to the Vendors’ Solicitors and the balance of the Escrow Amount returned to the Purchaser together with the remainder of the accrued interest in the Escrow Account;

(c)	if the Consideration is less than the Completion Amount, the Vendors (other than 3i) and the Satron Shareholders shall repay the Purchaser the whole of the shortfall (and not just that part of the shortfall received by the Vendors (other than 3i) and the Satron Shareholders) in proportion to their respective shareholdings (other than 3i’s shareholding) and the parties shall procure that the Escrow Amount (together with accrued interest) is released to the Purchaser;

(d)	David Edward Onions shall deliver to the Purchasers’ Solicitors a cheque, for an amount equal to 0.25% of the nominal value of the Loan Notes issued pursuant to this Clause 5.4.

When any sums are released from the Escrow Account the bank charges in respect of the sums released shall be deducted from the interest payable on the released amount and borne by the recipient of the released amount.

5.5	The Completion Balance Sheet

5.5.1	The Completion Balance Sheet shall be prepared by the Company and the calculations of the Working Capital Statement and the Consideration shall be prepared by the Company as set forth in Schedule Part 13.

5.5.2	The Completion Balance Sheet shall be prepared in accordance with Accounting Requirements, prudently and consistently applied, as the Accounts were prepared except to the extent that Accounting Requirements have been changed or amended since 31 March 2003.

5.5.3	The Vendors’ Representatives shall be entitled to such access to the working papers of the Company relating to the preparation of the Completion Balance Sheet as is reasonably required by the Vendors’ Representatives for the purposes of agreeing the Completion Balance Sheet and agreeing the Working Capital Statement, and the Purchaser shall procure that the Vendors’ Representatives are given such access.

5.5.4	The Purchaser shall use all reasonable endeavours to procure that by no later than six weeks from Completion the Completion Balance Sheet and the calculation of the Working Capital Statement are prepared by the Company in the manner provided herein to determine the Working Capital Statement and that the Vendors’ Representatives each receive a copy of the Completion Balance Sheet and the calculations of the Working Capital Statement and the Consideration in the applicable form set out in Schedule Part 13, forthwith after the preparation thereof by the Company.

5.5.5	Within the period of 30 days immediately following receipt by the Vendors’ Representatives of the Completion Balance Sheet, and the relevant calculations of the Working Capital Statement and the Consideration, as the case may be, the Vendors’ Representatives shall notify the Purchaser in writing if they dispute the calculation of the Working Capital

Statement and/or the Consideration, naming an independent chartered accountant, who must be a partner of one of the internationally recognised firms of chartered accountants, to check the calculation in dispute in the manner provided in Clause 5.5.7 (which notice is herein called a “Dispute Notice”).

5.5.6	In the event that the Vendors’ Representatives do not give notice to the Purchaser in accordance with, and within the period specified in, Clause 5.5.5, that the Vendors dispute the calculations of the Working Capital Statement and/or the Consideration, then the calculations provided pursuant to Clause 5.5.4, shall (except in the case of manifest error) be and become conclusive and binding.

5.5.7	If a Dispute Notice shall be given, the independent chartered accountant referred to in Clause 5.5.5 shall act as an expert and not as an arbiter or arbitrator. The independent chartered accountant referred to in Clause 5.5.5 shall be appointed on terms that he shall require one set of submissions in writing to be made to him by the Vendors’ Representatives, on the one hand, and the Purchaser, on the other, (or their respective professional advisers) within such time (being not less than 21 days nor more than 30 days) as the independent chartered accountant shall determine. Such independent chartered accountant shall be entitled in his discretion to accept counter-submissions from the Vendors’ Representatives or the Purchaser or their respective professional advisers. Such independent chartered accountant shall further be appointed on terms that he shall lay down in writing and give a decision on the matter or matters in dispute not later than 45 days after the dispute shall have been referred to him in accordance with Clause 5.5.5, being the day of receipt of the Dispute Notice by the Purchaser. The decision of the independent chartered accounted referred to in Clause 5.5.5 shall be final and binding on the parties as to the amount of the Working Capital and the Consideration, as set forth in such decision.

5.6	Entitlement to consideration

The Consideration shall be divided amongst the Vendors in the amounts and percentages set opposite their respective names in Columns (3) and (4) of the Schedule Part 1 and the Satron Shareholders in accordance with the Satron Agreement.

5.7	Deductions

The Purchaser shall have no rights to deduct or withhold or set off from any amount claimed by the Purchaser for breach of the Warranties, Tax Deed or this Agreement any amount of principal or interest due in respect of the Loan Notes.

6	COMPLETION

6.1	Time and place

Completion shall take place on the fifth business day following satisfaction of Condition 2.1(a) at the Glasgow offices of the Vendors’ Solicitors on the Completion Date and following service of the notice from the Purchaser referred to in Clause 2.2.

6.1.1	Vendors’ obligations

At Completion the Vendors (except 3i save for 6.1.1(i), 6.1.1(ii) and 6.1.1(iii)) (and, to the relevant extent, the Satron Shareholders and the trustees of the Employee Trust) shall deliver to the Purchaser:-

(i)	Share transfers: transfers of the Sale Shares (other than any Sale Shares which shall be transferred or acquired in accordance with the provisions of Clause 4.5) duly executed by the registered holders thereof in favour of the Purchaser, or such nominee of the Purchaser as the Purchaser may nominate, together with the definitive certificates in respect thereof in the names of such registered holders or an indemnity for lost share certificate, as appropriate;

(ii)	Powers of attorney: any power of attorney under which this Agreement or any document referred to herein or executed in pursuance hereof is executed on behalf of any of the parties thereto and such other evidence as the Purchaser may reasonably require of the authority of any person executing on behalf of any of the Vendors;

(iii)	Waivers and consents to transfer: such waivers, consents or documents which may be required by the Purchaser acting reasonably to vest in the Purchaser the full beneficial ownership of the Sale Shares (other than any Sale Shares which shall be transferred or acquired in accordance with the provisions of Clause 4.5) and enable the Purchaser to procure them to be registered in the name of the Purchaser or its nominees;

(iv)	Constitutional documents: the certificate of incorporation, any certificate of incorporation on change of name, statutory registers and minute and other record books (fully written up to the time immediately prior to Completion) and share certificate books of the Company and each of the Subsidiaries;

(v)	Subsidiary share certificates: definitive certificates in respect of all the shares beneficially owned by the Company, and any of their respective nominees in each of the Subsidiaries together with duly executed transfers of any shares in the Subsidiaries held by the nominee(s);

(vi)	Bank certificates etc: a certificate from each bank at which the Company and each of the Subsidiaries maintains an account of the amount standing to the credit or debit of all accounts of the Company and each of the Subsidiaries as at close of business on the second business day prior to the Completion Date together with the cash book balances of the Company and each of the Subsidiaries at Completion and statements reconciling such cash book balances and relevant cheque books with the balances on each such bank account as so certified;

(vii)	Bank mandates: copies of all bank mandates of the Company and each of the Subsidiaries together with appropriate forms to amend the mandate in respect of each bank account maintained by the Company and each of the Subsidiaries;

(viii)	Cheque books etc: the cheque books relating to all bank accounts of the Company and each of the Subsidiaries;

(ix)	Deeds and Property title documents: all deeds and documents of title to or otherwise relating to the Property, including the principal land certificate and charge certificate for the Heritable Property including the Principal Land Certificate and Charge Certificate for the Heritable Property and the Land Certificate for the tenant’s interest in Block 4 Todd Campus, West of Scotland Science Park, Glasgow;

(x)	Title to Registered Intellectual Property: original certificates evidencing title of the Company and the Subsidiaries to the Registered Intellectual Property and all records, files, and other documents relating to any applications for registration submitted in respect of any intellectual property or any disputes in relation thereto;

(xi)	Resignation of officers: a written resignation in the agreed form from each Director and the Company Secretary in respect of each office and employment so held in each case taking effect from Completion;

(xii)	Resignation of auditors: a written resignation (in duplicate) in the agreed form to take effect from Completion from the auditors of the Company and each of the Subsidiaries which shall contain the statement required to be made pursuant to section 394(1) of the 1985 Act;

(xiii)	The Tax Deed: the Tax Deed duly executed by the Warrantors;

(xiv)	Confirmation: a confirmation in agreed form from each Vendor to the effect that (except as expressly therein mentioned) he has no claim whether as officer, employee or otherwise against any Company and that none of the Companies is indebted to him;

(xv)	Release: (subject to compliance by the Purchaser of its obligations under Clause 6.4.2) duly executed release of all charges and cross guarantees and any security and credit support arrangements in favour of the Governor and Company of the Bank of Scotland in a form satisfactory to the Purchaser;

(xvi)	Escrow Account: Escrow Account Instruction Letter duly executed by or on behalf of the Vendors and the Satron Shareholders;

(xvii)	Compromise Agreements and Consultancy Agreements: compromise and consultancy agreements in the agreed form signed by Gillian Lees and Malcolm Brattle;

(xviii)	Compromise Agreement and Service Agreement: compromise agreement, service agreement and letter of resignation in the agreed form signed by David Onions.

6.1.2	Loan Note Consideration Obligation

At Completion, David Edward Onions shall deliver to the Purchaser a cheque for an amount equal to 0.25% of the nominal value of the Loan Notes issued at Completion.

6.2	Meetings

6.2.1	At Completion the Vendors (except 3i) shall procure the transaction of the following business to the Purchaser’s satisfaction at a duly convened and quorate meeting of the board of directors of the Company and, where appropriate, each of the Subsidiaries:-

(a)	resignation of the directors and secretary and auditors of the Company and appointment of such directors, secretary and auditors as the Purchaser may nominate;

(b)	approval for registration (subject only to their being re-presented duly stamped) of the transfers of the Sale Shares (other than any Sale Shares which shall be transferred or acquired in accordance with the provisions of Clause 4.5) and the entry in the register of members of the Company as the transferee and issue of any balancing share certificate to the trustees of the Employee Trust in respect of any Shares which will be transferred or acquired in accordance with the provisions of Clause 4.5;

(c)	approving and instructing the transfer to The Governor and Company of the Bank of Scotland of the sum to be transferred by the Purchaser to the Company in accordance with the provisions of Clause 6.4.2 in order to settle and repay the overdraft;

(d)	revocation of all existing bank mandates and instructions for the operation of bank accounts and the issue of new bank mandates and instructions giving authority to persons nominated by the Purchaser;

(e)	change of the registered office of the Company and of each of the Subsidiaries to such address as the Purchaser may nominate;

(f)	change of the accounting reference date of the Company and of each of the Subsidiaries to such date as the Purchaser may nominate.

6.2.2	The trustees of the Employee Trust hereby agree and undertake that at Completion they shall execute any written resolution of the shareholders of the Company required to approve matters relating to the giving of financial assistance for the purpose of Section 155 of the 1985 Act in respect of the Sale Shares (if any) to be transferred or acquired in accordance with the provisions of Clause 4.5.

6.3	Satron Obligations

At Completion, the Satron Shareholders undertake to comply with the terms of and procure delivery of all relevant documents to the Purchaser in accordance with the terms of the Satron Agreement.

6.4	Purchaser’s obligations

6.4.1	At Completion the Purchaser shall deliver to the Vendors’ Solicitors (who are hereby irrevocably authorised to receive the same and whose receipt therefor shall be a sufficient discharge to the Purchaser who shall not be concerned with the distribution thereof to and among the Vendors and the Satron Shareholders or be answerable for the loss or misapplication thereof) the consideration for the purchase of the Sale Shares and the whole of the issued share capital of Satron as follows:

(a)	definitive certificate in respect of Loan Notes in name of David Edward Onions in an amount of principal of £2,178,415.40 plus Loan Notes in an amount of principal of 14.51642% of a sum equal to £30,693,449 less the amount of the Estimated Debt.

(b)	£40 million less the amount of the Estimated Debt less the amount of principal of the Loan Notes issued pursuant to Clause 6.4.1(a) above by CHAPS transfer for same day value to the following bank account:-

Name of account:	McGrigor Donald Trust Account

Name and address of bank:	Bank of Scotland, Gordon Street, Glasgow

Account number:	629526

Sort Code:	80 54 01;

(c)	the sum of £1,500,000 by CHAPS transfer for same day value to the Escrow Account;

6.4.2	At Completion the Purchaser shall procure the payment by the Company to The Governor and Company of the Bank of Scotland (“Bank of Scotland”) of an amount equivalent to the amount of the Estimated Debt to enable the release of all charges, cross guarantees and any security and credit support arrangements in favour of the Bank of Scotland which release shall be given on receipt by the Bank of Scotland of the necessary funds or, if earlier, on receipt of an undertaking from the Purchaser’s Solicitors confirming that they hold an amount equivalent to the amount of the Estimated Debt, that such sum is held to the order of Bank of Scotland and that they will pay the amount of the Estimated Debt to the bank account of the Company with the Bank of Scotland immediately after Completion.

6.4.3	Also at Completion the Purchaser shall deliver to the Vendors’ Solicitors:

(a)	the Escrow Account Instruction Letter duly executed by the Purchaser;

(b)	the compromise agreements, consultancy agreements and service agreement referred to in Clauses 6.1.1(xvii) and 6.1.1(xviii) executed by the Company.

6.5	Failure of the Vendors

If on the Completion Date the Vendors, the Satron Shareholders or any of them shall fail to comply in any material respect with their obligations under Clause 6, the Purchaser may by notice in writing to the Vendors’ Representatives (i) defer Completion to a date not more than 28 days following the Completion Date (and the provisions of Clause 6 shall apply to Completion as so deferred) or (ii) proceed to Completion so far as practicable but without prejudice to its rights hereunder or (iii) rescind this Agreement.

6.6	Failure of the Purchaser

If on the Completion Date the Purchaser shall fail to comply in any material respect with its obligations under Clause 6, the Vendors’ Representatives may (provided they are themselves in compliance with Clause 6) by notice in writing to the Purchaser (i) defer Completion to a day not more than 28 days following the Completion Date (and the provisions of Clause 6 shall apply to Completion as so deferred or (ii) proceed to Completion so far as practicable but without prejudice to the rights of the Vendors or the Satron Shareholders hereunder or otherwise or (iii) rescind this Agreement.

6.7	Effect of Rescission

If this Agreement is rescinded pursuant to this clause, it shall have no further force and effect and none of the parties shall have any liability in respect thereof, except as regards any antecedent breach, save that the provisions of Clauses 20 (Costs and Stamp Duty), 21 (Notices) and 22 (Entire Agreement) shall continue in full force and effect.

6.8	Exclusivity Letter

If this Agreement is rescinded by the Purchaser pursuant to Clause 6.5, the Vendors will within two business days of notice of rescission repay to the Purchaser £300,000 in accordance with paragraph 3(B) of the Exclusivity Letter.

6.9	Insurance

For a period of 18 months following Completion, the Purchaser shall procure that the Company shall maintain product liability, public liability and general liability, professional liability or indemnity insurance at levels not less than that maintained by the Company up to Completion and in respect of cover not materially different to that maintained by the Company up to Completion.

7	WARRANTIES

7.1	Extent of the Warranties

7.1.1	Each of the Vendors jointly and proportionately warrants to the Purchaser (for the benefit of the Purchaser and its successors in title and separately as trustee for the Company and each Subsidiary) that the Title Warranties, are true and accurate as at the Completion Date in so far as they relate to that Vendor and/or the Sale Shares held by that Vendor.

7.1.2	Subject to the following provisions of this Clause 7.1 and to the limitations contained in Schedule Part 10, each of the Warrantors jointly and proportionately warrants to the Purchaser (for the benefit of the Purchaser and its successors in title and separately as trustee for the Company and each Subsidiary) that, each of the Warranties (other than the Title Warranties) is, subject only to the information fully and fairly disclosed in the Disclosure Letter, true and accurate. No other information of which the Purchaser has knowledge shall prejudice any claim under the Warranties or operate to reduce any amount recoverable under a claim under the Warranties.

7.1.3	Notwithstanding the provisions of Clauses 7.1.1 and 7.1.2, the liability of the Gormly Shareholder in relation to any claim under the Warranties, the Tax Deed and this Agreement, other than Clause 8, and in respect of any and all claims under the Satron Agreement and the Satron Tax Deed shall be limited to the amount of the Gormly Shareholder Warranty Cap.

7.1.4	Notwithstanding the provisions of Clauses 7.1.1 and 7.1.2, the liability of the Parrott Shareholder in relation to any claim under the Warranties, the Tax Deed and this Agreement, other than Clause 8, and in respect of any and all claims under the Satron Agreement and the Satron Tax Deed shall be limited to the amount of the Parrott Shareholder Warranty Cap.

7.1.5	Notwithstanding the provisions of Clauses 7.1.1 and 7.1.2, the liability of the Lees Shareholder in relation to any claim under the Warranties, the Tax Deed and this Agreement, other than Clause 8, shall be limited to the amount of the Lees Shareholder Warranty Cap.

7.1.6	Notwithstanding the provisions of Clauses 7.1.1 and 7.1.2, the liability of the Onions Shareholder in relation to any claim under the Warranties, the Tax Deed and this Agreement, other than Clause 8, shall be limited to the amount of the Onions Shareholder Warranty Cap.

7.1.7	Notwithstanding the provisions of Clauses 7.1.1 and 7.1.2, the liability of the Brattle Shareholder in relation to any claim under the Warranties, the Tax Deed and this

Agreement, other than Clause 8, shall be limited to the amount of the Brattle Shareholder Warranty Cap.

7.1.8	Notwithstanding the provisions of Clause 7.1.1 and that 3i Group plc and 3i plc are not Warrantors, the liability of 3i Group plc and 3i plc respectively in relation to any claim under the Title Warranties shall be limited to the amounts set opposite their respective names in column 4 of Part 1 of the Schedule plus the amount received by them in respect of the Pre-Completion Dividends and by the provisions of paragraphs 3, 8, 14, 17, 18 and 20 of Part 10 of the Schedule.

7.1.9	Notwithstanding the provisions of Clause 7.1.1, the liability of the Employee Trust in relation to any claim for breach of the Title Warranties shall be limited to the lower of (i) the value of the net assets remaining in the Employee Trust (allowing, for the avoidance of doubt, for all sums due in respect of Taxation) at the relevant time or (ii) the amount set opposite the name of the Employee Trust in column 3 and 4 of Part 1 of the Schedule.

7.1.10	Notwithstanding the provisions of Clause 7.1.2, the proportion which each of the Lees Shareholder, the Onions Shareholder and the Brattle Shareholder bear of the total liability of the Warrantors in the event of any claim under the Warranties, the Tax Deed and this Agreement will be as set against their respective names in Column 5 of Schedule Part 1 of this Agreement and the proportion which the Gormly Shareholder and Parrott Shareholder bear of the total liability of the Warrantors in the event of any claim under the Warranties, the Tax Deed and this Agreement will be as set against their respective names in Column 4 of Schedule Part 1 of the Satron Agreement.

7.1.11	Each of the Warranties is given independently from and (save as provided in clause 7.1.2 as regards the Disclosure Letter and Clauses 7.1.3 to 7.1.9 and in the limitations contained in Schedule Part 10) shall not be limited by reference to any of the others of them or anything else contained in this Agreement or the Tax Deed or any other agreement or document referred to in this Agreement.

7.1.12	For so long as the Vendors remain engaged as employees or consultants of the Group, and subject to the limitations contained in Schedule Part 10 to this Agreement, each of the Vendors shall, as soon as practicable after it becomes known to him, disclose to the Purchaser in writing any matter or thing which arises or becomes known to him after the date of this Agreement (whether or not prior to Completion) which is or is considered by such Vendor to be likely to be a breach of or inconsistent with or may render inaccurate or misleading any of the Warranties.

7.1.13	In the event of any breach of the Warranties (and without restricting the rights or ability of the Purchaser to claim damages on any bases available to it in respect of such breach) the Warrantors shall on demand pay to the Purchaser (or, at the request of the Purchaser, to the Company or the relevant Subsidiary) a sum equal to the greater of:

(a)	the amount by which the value of any asset or assets of the Company or the relevant Subsidiary is or are less than or (as the case may be) the amount by which any loss and/or liability or liabilities of the Company or the relevant Subsidiary is or are greater than would have been the case if there had been no breach of the Warranties; and

(b)	the amount by which the aggregate value of the Sale Shares and/or the Satron Shares is less than would have been the case if there had been no breach of the Warranties.

7.1.14	The Purchaser may take action for any breach or non-fulfilment of the Warranties notwithstanding that such breach or non-fulfilment was known to or discoverable by the Purchaser before Completion (but subject always to the confirmation given by the Purchaser in paragraph 17 of Part 10 of the Schedule which shall not be actionable by the Purchaser) and notwithstanding that the Purchaser shall delay or otherwise fail to exercise its rights under this Agreement or generally in such regard.

7.1.15	Each of the Warrantors hereby irrevocably waives all rights and claims which he may have against the Company and the Subsidiaries and any of the individuals and firms referred to in Clause 7.2 in respect of any misrepresentation, inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to such Warrantor to enable him to give any of the Warranties or to prepare the Disclosure Letter or to assume any of the obligations assumed or to be assumed by him under this Agreement.

7.2	Warrantors’ knowledge

Where any of the Warranties are qualified by the expression “to the best of the knowledge, information and belief of the Warrantors” or “so far as the Warrantors are aware” or any similar expressions or otherwise qualified by the knowledge of the Warrantors or any of them, any such Warranty shall be deemed to include a statement that it has been made after due and careful enquiry including of each of Gillian Lees, Malcolm Brattle, David Onions, Robert Reid, John Begg, Allan Parrott and Allan Gormly and, where appropriate, those professional advisers of the Group consulted by the Group within the period of 12 months prior to the Completion Date, it being noted that enquiry of Ernst & Young and McGrigor Donald has not involved a review by them of all files and papers relating to the Group.

7.3	Deductions

The Purchaser shall have no rights to deduct or withhold or set off from any amount claimed by the Purchaser for breach of the Warranties, Tax Deed or this Agreement any amount of principal or interest due in respect of the Loan Notes.

8	PROTECTION OF GOODWILL

8.1	Definitions

For the purposes of this Clause 8:-

“Critical Employee” means any person who was a Director, Employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Business is likely to cause damage to the Company if he were to leave the employment of the Company and become employed by a competitor of the Business;

“Customer” means any person with which the Company was engaged in any Protected Business during the Relevant Period;

“Protected Business” means the business of Biosafety Testing, Process Validation and Contract Biomanufacturing to the extent that they are actually carried out by the Company at the date of this Agreement;

“Relevant Period” means the period of one year immediately preceding the Completion Date;

“Restricted Area” means the United Kingdom, the United States of America, Europe, Japan, Australia, Canada, Korea and Israel;

“Restricted Period” means the period of 3 years starting on the Completion Date; and

“Supplier” means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company.

8.2	Undertakings

As further consideration for the Purchaser agreeing to purchase the Sale Shares and with the intent of securing to the Purchaser the full benefit and value of the goodwill and connections of the Company and as an essential part of the agreement for the purchase and sale of the Sale Shares, each of the Vendors (with the exception of 3i) and the Satron Shareholders (the “Covenantors”) severally undertakes to the Purchaser (with the intent that each Company shall be entitled to enforce the following undertakings) that (except with the prior consent of the Purchaser) he will not, whether by himself, through his employees or agents or otherwise and whether on his own behalf or on behalf of any person, directly or indirectly:-

(a)	during the Restricted Period:-

(i)	so as to compete with the Business solicit business from or canvass any Customer in respect of Protected Business;

(ii)	so as to compete with the Business, within the Restricted Area, be employed or engaged or at all interested in a person which is involved in any Protected Business. Nothing contained in this Clause 8.2 (a) shall preclude any Covenantor from holding any shares or loan capital (not exceeding 5% of the shares or loan capital of the class concerned then in issue) in any company competing with the Business whose shares are listed or dealt in on a recognised investment exchange as defined in the FSMA;

(iii)	solicit or induce or endeavour to solicit or induce a Critical Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(iv)	employ or otherwise engage any Critical Employee in any Protected Business; or

(v)	solicit or induce or endeavour to solicit or induce any Supplier or Customer to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier or Customer and the Company, provided that nothing in this Clause 8.2 shall prevent David Onions from continuing in or accepting any new position, consultancy or similar arrangement:-

1)	with the World Health Organisation;

2)	with the Food and Drug Administration in the United States of America; and

3)	with any United Kingdom governmental body.

(b)	following the date of this Agreement:-

(i)	directly or indirectly, divulge or make use of any Confidential Information or Know How relating or belonging to the Company, unless ordered to do so by a court of competent jurisdiction; and

(ii)	represent himself as being in any way connected with the Company nor in any way make use of any corporate, business or product name which is identical or similar to or likely to be confused with the corporate name or any business or product name used by the Company at Completion or which might suggest a connection with the Company.

8.3	Independence of undertakings

Each undertaking contained in Clause 8.2 (Undertakings) shall be read and construed independently of the other undertakings in Clause 8.2 (Undertakings) as an entirely separable and severable undertaking.

8.4	Severability of undertakings

8.4.1	It is agreed that, whilst the restrictions set out in Clause 8.2 (Undertakings) are considered by the parties to be fair and reasonable, having regard in particular to first, the necessity to protect the goodwill, secrets and customer connections of the Business and secondly, to the amount of the consideration payable by the Purchaser pursuant to this Agreement, if it should be found by any competent court that any of such restrictions is void or unenforceable for any reason and if by altering or deleting part of the wording or substituting shorter periods of time or a different geographical limit or more restricted ranges of activities it would not be void or unenforceable then there shall be made such alteration or deletion or be substituted such next less extensive periods and/or limit and/or activities as shall render the relevant restriction valid and enforceable.

8.4.2	Each of the Covenantors hereby agrees at the request and at the cost of the Purchaser to enter into any further deeds and/or documents and do all such further acts or things as may be necessary to give effect to the said restrictions (or any of them) with such modifications as the Purchaser may deem necessary so to make them valid and effective.

8.5	Exclusion

The provisions of this Clause 8 shall not seek to limit or prohibit the continuation of the employment of any Covenantor with, or their appointment as a director of the Company nor shall acting in the course of such employment or appointment be a breach of the provisions of this Clause 8.

9	ANNOUNCEMENTS

9.1	Restrictions on announcements

Subject to Clause 9.2 (Exceptions to restrictions), no party to this Agreement shall issue any press release or other public document containing, or make any public statement or otherwise disclose to any person who is not a party, information which relates to or is connected with or arises out of this Agreement or the matters contained in it, without the prior written approval of the other parties hereto (such approval not to be unreasonably withheld or delayed) as to its content and the manner, timing and extent of its publication. The parties shall consult together upon the form of any such press release, document or statement and the other party shall promptly provide such information and comment as the party issuing such press release, document or statement may from time to time reasonably request.

9.2	Exceptions to restrictions

The provisions of Clause 9.1 (Restrictions on announcements) shall not apply to disclosure of matters required to be made:-

(a)	by virtue of the regulations of any recognised investment exchange as defined by the FSMA;

(b)	by any court or governmental or administrative authority competent to require or request the same;

(c)	by any applicable law or regulation; or

(d)	at the request of a regulatory authority to which the person making the disclosure is subject.

9.3	Time limit

The restrictions contained in this Clause 9 shall apply after Completion without limit in time.

10	ASSIGNATION

This Agreement shall not be assignable, save that the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement and any agreement referred to herein, including, without limitation, any of the Warranties, the Tax Deed and any other indemnities, undertakings and obligations given or undertaken by any other party and any cause of action arising under or in respect of any of them, to any Affiliate of the Purchaser (on the basis that if that Affiliate ceases to be an Affiliate of the Purchaser, it shall re-assign to the Purchaser the rights and benefits so assigned to it). Any such assignee may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Purchaser and may recover thereunder as if it had acquired the Sale Shares for the consideration and upon the other terms of this Agreement and had thereby sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Purchaser and any subsequent holder of such share capital, including itself, as if they were all one entity which had retained the ownership of such issued share capital throughout.

For the purposes of this clause, “Affiliate” shall mean any member of the Purchaser’s Group including any subsidiary undertaking.

11	NO PARTNERSHIP OR AGENCY

Save as otherwise expressly stated in this Agreement, nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the parties or any of them, or to authorise any party to act as agent for any other, and no party shall have authority to act in the name or on behalf of or otherwise to bind any other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

12	SEVERANCE AND AMENDMENTS

12.1	Illegal, invalid and unenforceable provisions

If any provision of this Agreement is or becomes illegal, invalid or unenforceable that shall not affect the legality, validity or enforceability of any other provision of this Agreement.

12.2	Modification or deletion of illegal, invalid or unenforceable provisions

If any provision of this Agreement is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if some part of the provision were deleted or modified, the provision in question shall apply with such modification(s) as may be necessary to make it valid.

12.3	Substitution of provision

The parties agree, in the circumstances referred to in Clause 12.1 (Illegal, invalid and unenforceable provisions) and if Clause 12.2 (Modification or deletion of illegal, invalid or unenforceable provisions) does not apply, to attempt to substitute for any such illegal, invalid or unenforceable provision a legal, valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the illegal, invalid or unenforceable provision. The obligations of the parties under any invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

12.4	Amendments

No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless contained in a written instrument signed by or on behalf of each of the parties. Such instrument may consist of several instruments in the like form each executed by or on behalf of one or more of the parties. References herein to documents “in the agreed form” shall, where appropriate, be construed as references to such documents as so amended.

13	GUARANTEE

13.1	Guarantee

In consideration of the Vendors and the Satron Shareholders entering into this Agreement, at their request the Guarantor hereby irrevocably guarantees to the Vendors and the Satron Shareholders the due and punctual payment by the Purchaser of all sums due to be paid by the Purchaser under the terms of this Agreement (“the guaranteed obligations”) and undertakes to indemnify and keep the Vendors and the Satron Shareholders indemnified from and against any loss, damage and liability occasioned by any failure of the Purchaser to make due and punctual payment.

13.2	Continuing Guarantee not affected by other action/inaction

This guarantee and the Vendors’ and the Satron Shareholders’ rights under it shall not be affected or prejudiced by the Vendors and the Satron Shareholders holding or taking any other or further securities guarantees or indemnities in respect of the guaranteed obligations or any of them, or by the Vendors and the Satron Shareholders varying releasing or omitting or neglecting to enforce any of the terms of this Agreement and/or any such securities guarantees or indemnities, or by any time being given or any indulgence granted by the

Vendors or the Satron Shareholders or by any other fact or circumstances which (apart from this provision) would or might discharge a surety or guarantor.

13.3	Guarantee valid despite defect

As a separate and independent stipulation the Guarantor agrees that any moneys payable by the Purchaser under or in respect of the guaranteed obligations and which are not recoverable on the footing of a guarantee whether by reason of any legal limitation, disability or incapacity on or of the Guarantor or the Purchaser or any other fact or circumstance and whether known to the Vendors or the Satron Shareholders or not shall nevertheless be recoverable from the Guarantor as sole or principal debtor in respect thereof (but not so as to increase in amount the liability of the Guarantor beyond that of the Purchaser) and shall be paid by the Guarantor on demand.

14	SURVIVAL OF OBLIGATIONS

14.1	Continuing obligations

Notwithstanding Completion each and every right and obligation of the Purchaser and the Vendors and the Satron Shareholders under this Agreement shall, except in so far as fully performed at Completion, continue in full force and effect.

14.2	Continuing effect or force of provisions

Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

15	TIME LIMITS

Save as specifically provided in Clause 6.5 (Failure of the Vendors) and Clause 6.6 (Failure of the Purchaser), where any obligation under this Agreement is expressed to require performance within a specified time limit that obligation shall continue to be binding and enforceable after the expiry of that time limit if the party so obliged fails to perform that obligation within that time limit (but without prejudice to all rights and remedies available against such party by reason of such party’s failure to perform that obligation within the time limit).

16	CONSENTS

Any consent given by a party under any provision of this Agreement shall be effective only in the instance and for the purpose for which it is given and the giving of any such consent in respect of any act or thing shall not operate as a waiver of any requirement on the party to whom the consent is given not to do that or any other act or thing at any time in the future without such consent.

17	POWER OF ATTORNEY

17.1	Appointment of attorney

Each of the Vendors and Satron each appoints the Purchaser to be his/its Attorney on and with effect from Completion until 30 days after the later of the date of agreement or determination of the Consideration under this Agreement, granting to the Purchaser full power on his behalf to exercise all voting and other related rights attaching to the Sale Shares (other than, in respect of the trustees of the Employee Trust, any Sale Shares to be transferred or acquired in accordance with the provisions of Clause 4.5) and the Satron Shares respectively to be sold by that Vendor including in particular, but without prejudice to the foregoing generality, power (at the Purchaser’s sole cost and expense):-

(a)	to execute a form of proxy in favour of such person or persons as the Purchaser may think fit to attend and vote as that Vendor’s proxy at any general meeting of the members, or separate class meeting of any class of members, of the Company in respect of such Sale Shares in such manner as the Purchaser may decide;

(b)	to pass any resolutions required under section 155 of the 1985 Act to facilitate Completion;

(c)	to consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

(d)	to settle the terms of such resolutions; and

(e)	generally to procure that the Purchaser or its nominees are duly registered as the holders of all the Sale Shares.

17.2	Ratification of attorney acts

Each Vendor hereby ratifies and confirms and hereby undertakes to ratify and confirm all and whatsoever the Purchaser shall lawfully do or cause to be done in pursuance of the power of attorney granted by Clause 17.1 (Appointment of attorney).

17.3	Power of attorney irrevocable for limited period

Each Vendor hereby declares that the power of attorney granted by Clause 17.1 (Appointment of attorney) given by way of security and consequently shall be irrevocable until the date of registration of the transfer of the Sale Shares sold by the relevant Vendor in the books of the Company or the date referred to in Clause 17.1, whichever is the earlier, and thereafter the power of attorney shall lapse.

18	WAIVERS AND REMEDIES

The rights of each party under this Agreement:-

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of rights under the general law; and

(c)	may be waived only in writing and specifically.

Any delay in exercising or failure to exercise any right shall not be a waiver of such right.

19	SUCCESSORS

19.1	Agreement binding on successors

This Agreement shall be binding on the Vendors and the Satron Shareholders and their respective executors, personal representatives and successors whomsoever and, unless the context otherwise requires, references to the Vendors and the Satron Shareholders shall include references to such executors, personal representatives and successors.

19.2	Agreement binding on assignees

This Agreement shall be binding on, and shall enure for the benefit, of any person to whom any right and/or obligation is validly assigned or transferred pursuant to Clause 10 (Assignation).

20	COSTS AND STAMP DUTY

20.1	Payment of costs, losses and expenses

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction.

20.2	Stamp Duty

The Purchaser shall be responsible for payment of all stamp duty in respect of this Agreement and the carrying into effect thereof.

21	NOTICES

21.1	Notices and deemed receipt

Any notice or other communication to be given under, or in connection with the matters contemplated by, this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom) or by facsimile to the address and for the attention of the relevant party set out in Clause 21.2 (Addresses for notices) (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:-

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of fax, at the time of transmission,

provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this Clause 19.1, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

21.2	Addresses for notices

The addresses and facsimile numbers of the parties for the purposes of Clause 21.1 (Notices and deemed receipt) are:-

Purchaser:	BioReliance (Glasgow) Limited

Address:	Innovation Park

Hillfoots Road
Stirling, FK9 4NF

For the attention of:	Ray Cosgrove

Fax number:	01786 464764

Vendors:

Address:	McGrigor Donald
Princes Exchange
1 Earl Grey Street
Edinburgh, EH3 9AQ

For the attention of:	Anna Brown/ Craig Stirling

Fax number:	0131 777 7003

Guarantor:	BioReliance Corporation

Address:	14920 Broschart Road
Rockville
Maryland 20850-3349
USA

For the attention of:	John Coker

Fax number:	001 301 6102592

or such other address or facsimile number in the United Kingdom (or the United States of America in relation to the Guarantor) as may be notified in writing from time to time by the relevant party to the other parties.

21.3	No electronic service

For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

22	ENTIRE AGREEMENT

22.1	Agreement constitutes entire agreement

This Agreement, the Exclusivity Letter and the documents referred to in it (together the “Acquisition Documents”), constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement.

22.2	Acknowledgement from Purchaser

Except for any misrepresentation or breach of warranty which constitutes fraud each of the parties:-

(a)	acknowledges that the Acquisition Documents supersede and extinguish any previous agreements between the parties in relation to the subject matter of this Agreement and any representations and warranties previously made or given other than those contained in this Agreement; and

(b)	acknowledges and agrees that in entering into the Acquisition Documents, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or undertaking (whether negligently or innocently made) of any person (whether a party to this Agreement or not) other than as expressly set out in this Agreement as a Warranty.

23	GOVERNING LAW AND JURISDICTION

23.1	Governing Law

This Agreement shall be governed by and construed in accordance with the law of Scotland.

23.2	Jurisdiction

The parties hereto submit to the non-exclusive jurisdiction of the Court of Session as regards any claim, dispute or matter arising out of or relating to this Agreement and its implementation or effect.

IN WITNESS of which the parties have executed this document as follows:-

SUBSCRIBED by the said GILLIAN MARGARET LEES

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said LAUREN RACHEL LEES

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said STACIE DAWN LEES

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said DAVID EDWARD ONIONS

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said ALEXANDRA BARBARA ONIONS

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said TRUSTEES OF THE
ALEXANDRA ONIONS 1998 CHILDREN’S SETTLEMENT

at
on the	day
of	2003
by

before this witness
Trustee
Full Name
Trustee
Full Name

SUBSCRIBED by the said SAM EDWARD ONIONS

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said ADAM ZAC ONIONS

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said MALCOLM KEITH BRATTLE

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said JANET SELINA BRATTLE

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said JEREMY JOHN BRATTLE

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said ANDREW JAMES BRATTLE

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED for and on behalf of 3i GROUP PLC

at
on the	day
of	2003
by

Authorised Signatory
Full Name
before this witness
Witness
Full Name
Address

SUBSCRIBED for and on behalf of 3i PLC

at
on the	day
of	2003
by

Authorised Signatory
Full Name
before this witness
Witness
Full Name
Address

SUBSCRIBED by the said MRS ROSLYN MCLAUGHLIN

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said MRS VIVIEN HOWE

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said MRS GILLIAN DONAGHY

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said MRS VERA MARGARET GORMLY

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said MR ALASDAIR W G GORMLY

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said MRS MARGARET PARROTT

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said DR LYNN GARDNER

at
on the	day
of	2003

before this witness
Witness
Full Name
Address

SUBSCRIBED by the said Trustees of the
AGG 1997 A&M TRUST

at
on the	day
of	2003
by

before this witness
Trustee
Full Name
Trustee
Full Name

SUBSCRIBED for and on behalf of the said
SATRON MANAGEMENT SERVICES (TECHNOLOGY) LIMITED

at
on the	day
of	2003
by

Director
Director/Secretary

SUBSCRIBED for and on behalf of Q-ONE BIOTECH
LIMITED EMPLOYEE BENEFITS TRUST

at
on the	day
of	2003
by

Trustee
Full Name
Trustee
Full Name

SUBSCRIBED for and on behalf of BIORELIANCE (GLASGOW) LIMITED at
on the	day of	2003
as follows

Director

Director/Secretary

SUBSCRIBED for and on behalf of the said
BIORELIANCE CORPORATION

at
on the	day
of	2003
by

Director
in the presence of
Witness
Full Name
Address

SCHEDULE

PART 2

The Company

Name:	Q-One Biotech Group Limited

Date of incorporation:	14/12/01

Previous names and dates of change:	Pacific Shelf 1099 Limited; 11/04/02

Registered number:	SC226293

Registered office:	Unit 5, Todd Campus, West of Scotland Science Park, Glasgow G20 0XA

Authorised share capital:	£328,947

Issued share capital:	£198,947

Directors:	Allan G Gormly
Gillian Lees
David Onions
Malcolm Brattle
Robert Reid
James Allan Parrott

Secretary:	Robert Reid

Auditors:	Ernst & Young LLP, Glasgow

Accounting Reference Date:	31/03

Latest accounts filed:	N/A

Date latest annual return made up to:	14/12/2002

Extant registered charges:	Standard Security registered on 17/01/03 in favour of the Governor and Company of the Bank of Scotland over subjects extending to 0.452 hectares at Todd Campus, Glasgow securing all sums due or to become due.

SCHEDULE

PART 3

The Subsidiaries

Name:	Q-One Biotech Limited

Date of incorporation:	06/02/90

Previous names and dates of change:	Quality Biotech Limited; 01/01/94

Registered number:	SC122767

Registered office:	Unit 5, Todd Campus, West of Scotland Science Park, Glasgow G20 0XA

Authorised share capital:	£328,947

Issued share capital:	£198,947

Directors:	John Alexander Begg
Gillian Lees
Dr Kenneth Thomas Smith
Dr Stephen Gibson
Robert Reid
Margaret Temple
David Charles Venables

Secretary:	Robert Reid

Auditors:	Ernst & Young LLP, Glasgow

Accounting Reference Date:	31/03

Latest accounts filed:	31/03/2002 (Group)

Date latest annual return made up to:	14/12/2002

Extant registered charges:	None

Name:	Q-One Biotech Inc

Date of incorporation:	7 June 1999 in Delaware, 27 April 2000 in Massachusetts

Previous names and dates of change:	None

Registered number:	Delaware: 3052977

Registered office:	Delaware: Harvard Business Services Inc., 25 Greystone Manor, Lewes, DE 19958

Massachusetts: c/o Fletcher, Tilton & Whipple, P.C., 370 Main Street, Suite 1200, Worcester, MA 01608 (Resident Agent: Corporation Service Company, 84 State Street, Boston, MA 02109)

Authorised share capital:	$2,000

Issued share capital:	20,000 Shares Common $0.10 par value

Registered shareholders:	Q-One Biotech Group Limited

Directors:	David E Onions, Malcolm K Brattle, Robert Reid

Secretary:	Robert Reid

Auditors:	Ernst & Young LLP

Accounting Reference Date:	31 March

Latest accounts filed:	Not applicable

Date latest annual return made up to:	Not applicable

Extant registered charges:	None

Name:	Quip Technology Limited

Date of incorporation:	17/02/99

Previous names and dates of change:	None

Registered number:	SC193533

Registered office:	Unit 5, Todd Campus, West of Scotland Science Park, Glasgow G20 0XA

Authorised share capital:	£100

Issued share capital:	£2

Registered shareholders:	Q-One Biotech Group Limited

Directors:	David Edward Onions, James Allan Parrott, Gillian Margaret Lees, Malcolm Keith Brattle

Secretary:	Robert Reid

Auditors:	Ernst & Young LLP, Glasgow

Accounting Reference Date:	31/03

Latest accounts filed:	31/03/02

Date latest annual return made up to:	17/02/03

Extant registered charges:	None

SCHEDULE

PART 6

Title Warranties

1	Each Vendor has full power and authority and has obtained all necessary consents, waivers and licences to enter into and perform this Agreement and each Warrantor has full power and authority to enter into and perform the Tax Deed and this Agreement and the Tax Deed when executed will constitute binding obligations on each Vendor or Warrantor (as the case may be) in accordance with their respective terms in so far as they relate to that Vendor and/or the Sale Shares held by that Vendor.

2	Each Vendor is the registered holder of and is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Sale Shares set opposite the name of such Vendor in Column (2) of the Schedule Part 1 (other than in respect of the trustees of the Employee Trust in respect of the Sale Shares to be transferred or acquired in accordance with the provisions of Clause 4.5) free from all Encumbrances on the terms of this Agreement.

3	There is not, nor is there any agreement or arrangement to create, any Encumbrance on, over or affecting the Sale Shares set opposite the name of such Vendor in Column (2) of the Schedule Part 1 (other than in respect of the trustees of the Employee Trust in respect of the Sale Shares to be transferred or acquired in accordance with the provisions of Clause 4.5) and no claim has been made by any person to be entitled to any of the foregoing.

4	Except as expressly contemplated by this Agreement or expressly disclosed in the Disclosure Letter, there are no amounts owing by or to the Group to or by such Vendor or any present or former director thereof appointed by such Vendor nor are there any guarantees or indemnities given by or binding on the Group in respect of liabilities or obligations (whether actual or contingent) of such Vendor or any such director.

5	Except as expressly contemplated by this Agreement, the Group is not and will not at Completion be under any liability or obligation (actual or contingent or otherwise) by reason of any transaction entered into by it with or any payment or benefit provided by it for the benefit of such Vendor or any present or former director appointed by such Vendor.

6	The Sale Shares of each Vendor are the only shares in the Group held or owned by such Vendor.

7	Neither the Vendors nor any former or present associate or connected person thereof has or will at Completion have any right option or other entitlement to purchase subscribe for or otherwise acquire any loan or share capital or debenture of any member of the Group or any rights or interests in respect thereof.

SCHEDULE

PART 7

Commercial Warranties

1	General

1.1	So far as the Warrantors are aware, the written information included in the Data Room and subsequently provided by or on behalf of the Vendors to the Purchaser was when given true and accurate in all material respects.

1.2	The Sale Shares and the Satron Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid.

1.3	The Subsidiaries are the only subsidiaries and subsidiary undertakings of the Company and, save for the Subsidiaries, the Company does not have and has never been or had any subsidiary and nor has it ever been the legal or beneficial owner of any share or loan capital of any company.

1.4	The Company is the registered holder and beneficial owner of the entire issued and allotted share capital of each Subsidiary.

1.5	All shares in the Subsidiaries are held by the Company free from Encumbrances and have been duly authorised, validly issued, are fully paid and non-assessable and were issued in compliance with all applicable laws.

1.6	The Company is a private company limited by shares and the information set out in Schedule Parts 2 and 3 is correct.

1.7	There is not now any debenture or loan capital or any agreement to create or issue any debenture or loan or share capital of the Company or, save as set out in the Disclosure Letter, any option to subscribe for or acquire or any agreement to put under option any debenture or loan or share capital of the Company and, save as set out in the Disclosure Letter, no person has the right (whether pursuant to conversion or otherwise) to call for the issue of any debenture or share or loan capital of the Company under any agreement or other arrangement presently in force.

1.8	The register of members of the Company is correct and properly written up to date and there has been no notice of any proceedings to correct or rectify any such register.

1.9	Neither the Company nor any class of its members has since the Accounting Date passed any resolution.

1.10	The Company has complied with the provisions of the Companies Act or its equivalent in the country of its incorporation and all returns particulars resolutions and other documents required to be delivered on behalf of the Company to the Registrar of Companies and any similar authority in the United States in relation to Q-One Biotech Inc have been properly made and delivered.

1.11	Other than Q-One Biotech Inc., the Company does not have any branch outside of the United Kingdom.

2	Accounts

2.1	The Accounts have been prepared in accordance with the historical cost convention; and the bases and policies of accounting, adopted for the purpose of preparing the Accounts, are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting periods.

2.2	The Accounts and the Past Accounts:

(a)	give a true and fair view of the assets and liabilities of the Company at the Accounting Date and its profits for the financial period ended on that date;

(b)	comply with the requirements of the Companies Acts or, in the case of Q-One Biotech Inc, in compliance with the legislation governing or relating to the preparation of its accounts;

(c)	comply with current FRS’s applicable to the Company at the relevant time; and

(d)	are not affected by any extraordinary or exceptional item as those terms are commonly understood in terms of Accounting Requirements.

2.3	All proper and necessary books of account, ledgers, minute books, registers and records have been properly and accurately kept and completed by the Company and accurately present and reflect as required by law the assets and liabilities (actual and contingent) of the Company and all transactions to which it is or has been a party.

2.4	The Management Accounts have been carefully prepared in accordance with the normal monthly management procedure adopted by the Company which is consistent with and uses the accounting policies, bases and practices used in preparing the Accounts, save in so far as would not reasonably be regarded as appropriate for unaudited management accounts.

2.5	No amount included in the Accounts as owing to the Company at the Accounting Date or in the Management Accounts has realised an amount in excess of £5,000 less than the value for which it was included in the Accounts or Management Accounts (as the case may be) or is or ought to be now regarded as irrecoverable (to the extent that the Company has received or is in receipt of notification (formal or informal) indicating the same) in whole or in part.

3	Since the Accounting Date

3.1	Since the Accounting Date:

(a)	the business of the Company has been carried on in the ordinary course and so as to maintain it as a going concern and there has been no material adverse change in the financial position of the Company;

(b)	there has been no material reduction in the book value of the net assets of the Company as shown in the Accounts;

(c)	the Company has not made or agreed to make any payment or entered into any transaction or commitment or incurred any liability except in the ordinary course of its trading and for full value;

(d)	the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than trading stock in the ordinary course of business; and

(e)	save as set out in the Disclosure Letter, no distribution of capital or income has been declared made or paid by or in respect of any share capital or assets of the Company.

3.2	Since the Accounting Date the business of the Company has not been materially and adversely affected by the loss of any material customer(s) or source(s) of supply or any abnormal factor(s) not affecting similar businesses to a similar extent, and the Warrantors have received no notification (whether oral or written) of any facts likely to give rise to any such effect whether before or after Completion.

3.3	Save as set out in the Accounts, the Company did not have any material capital commitments outstanding at the Accounting Date and has not, since then, incurred or agreed to incur any material capital expenditure or commitments or disposed of any material capital assets. For the purposes of this warranty, “material” shall mean £75,000.

3.4	Details of all dividends declared, made or paid since the Accounting Date are set out in the Disclosure Letter.

3.5	The Company has not, since the Accounting Date, repaid, or become liable to repay, any Indebtedness in advance of its stated maturity.

3.6	There are no material liabilities which are outstanding on the part of the Company other than those liabilities disclosed in the Accounts or incurred, in the ordinary and proper course of trading, since the Accounting Date.

3.7	Details of all debtors of the Company as at 8 August 2003 are annexed to the Disclosure Letter.

3.8	The Company has, since the Accounting Date, paid its creditors in accordance with the Company’s usual practice. Details of all creditors as at 8 August 2003 are annexed to the Disclosure Letter.

4	Financial Commitments and Borrowings

4.1	Save as set out in the Disclosure Letter, the Company has no Indebtedness.

4.2	Full particulars of all the bank accounts of the Company and of the bank mandates applicable thereto are set out in the Disclosure Letter.

4.3	No amounts are presently owing to the Company as a result of any loan or advance made by the Company prior to the date of this Agreement (otherwise than as a result of giving credit in the normal course of business) and the Company has not agreed to make any such loan or advance.

4.4	Save as set out in the Disclosure Letter, the Company has not created nor has it agreed to create and nor is there subsisting any Encumbrance over all or any of its property assets undertaking goodwill reserves or share capital.

4.5	The Company is not exceeding any borrowing limit imposed upon it by its bankers or other lenders or by its Articles of Association (or equivalent constitutional documents) or otherwise and has not entered into any commitment or arrangement which might cause it to exceed any such borrowing limit.

4.6	No order has been made or petition presented or resolution passed for the winding up of the Company nor has any administrator or receiver been appointed or any distress execution or other process been levied in respect of the Company’s undertaking or assets or any part thereof, and the Company has not received any notice under nor is it or could it be deemed unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986.

4.7	Full particulars are contained in the Data Room of all investment and other grants and allowances and of all loans and financial aid of any kind applied for or received or receivable by the Company from any Governmental department board body or agency authority and so far as the Warrantors are aware nothing has been done or agreed as a result of which any such grant allowance loan or financial aid is or may be liable to be refused refunded or clawed back in whole or in part, including as a result of a change of control of the Company.

4.8	There is not now outstanding in respect of the Company any guarantee or warranty or indemnity or bond or for suretyship, given by, or for the accommodation of the Company.

4.9	There are no sums owed by any Vendor to the Company nor by the Company to any Vendor (other than salary, benefits and reimbursement of expenses in the ordinary course of business of those Vendors who are also employees of the Company).

5	Trading

5.1	The Company is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than professional and representative trading associations).

5.2	No power of attorney given by the Company is in force.

5.3	There are no outstanding authorities (express or implied) by which any person, other than employees or officers of the Company, may enter into any contract or commitment to do anything on behalf of the Company.

5.4	The Disclosure Letter contains particulars of all subsisting contracts (with an individual value in excess of £75,000) to which the Company is a party at the date of this Agreement.

5.5	Save as set out in the Disclosure Letter, the Company is not party to nor liable in respect of and none of the assets or property owned or used by the Company is affected by:

(a)	any contract, covenant, commitment or arrangement (i) which constituted, at the time the relevant contract was entered into, an onerous obligation as such term is commonly understood in terms of Financial Reporting Standard 12, or (ii) which is a contract entered into with a supplier and is not terminable by the Company without compensation by three months notice or less or which is unlikely to be fully performed within three months from the date hereof, or (iii) made otherwise than in the ordinary and usual course of the business of the Company as now carried on or (iv) which has an individual value in excess of £75,000 and in respect of which any party thereto has not performed and complied in all material respects with its obligations;

(b)	any contract, covenant, commitment or arrangement which in any material respect restricts the freedom of the Company to carry on its business or any part thereof in any part of the world;

(c)	any contract covenant commitment or arrangement which is or is liable to be terminated or altered by another party as a result of any change in the control management or shareholders of the Company.

5.6	The Company has not been notified that it is in default in respect of any material obligation or restriction binding upon it and which default remains outstanding.

5.7	The Company is not a party to, nor has its profits or financial position prior to the date hereof been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

5.8	No significant supplier of the Company has unilaterally ceased supplying it or has reduced its supplies to the Company to a material extent.

5.9	No material customer of the Company has terminated any legally binding contract with it or withdrawn its custom with the Company since the Accounting Date.

5.10	The Company has not been notified or is not otherwise aware (no enquiry having been made) that any material supplier or customer proposes to terminate its supplies to or trading relationship with, as appropriate, the Company.

5.11	The Company has not received any process, notice or communication (formal or informal) and the Warrantors are not otherwise aware that any of the practices of the Company is or has been the subject of or affected by any investigation, reference, report or order made by the Office of Fair Trading, Consumer Protection Advisory Committee, Trading Standards Authority, the Competition Commission, the Secretary of State, European Commission or any other authority of any country having jurisdiction in anti-trust matters or in respect of international trade sanctions or anti-corruption laws or practices, and no undertaking has been given by the Company to any such body or authority

5.12	The Company has not received any notification (formal or informal) that any of the products manufactured or promoted or sold or otherwise supplied by or through the Company have at any time infringed any applicable statutes, regulations, orders or other provisions of law or binding codes of practice which have given rise or could reasonably be expected to give rise to a claim or series of related claims for a material uninsured product liability.

5.13	The Company has not manufactured any product for use in clinical trials in humans in contravention of any applicable statutes, regulations, orders or provisions of law or binding codes of practice which have given rise or which could reasonably be expected to give rise to a product liability claim or series of claims, the liability in respect of which is not covered at the date hereof to a material extent by insurance.

6	Licences and Consents

6.1	Save as set out in the Disclosure Letter, and so far as the Warrantors are aware, all licences consents permissions and authorities necessary to enable the Company to carry on its business and/or use its assets effectively in the places and in the manner in which such business is now carried on and/or assets are presently used have been obtained by the Company, copies of which are contained in the Data Room.

6.2	All such licences consents permissions and authorities referred to in paragraph 6.1 are in full force and effect and so far as the Warrantors are aware, have been complied with by the Company and its employees in all material respects and the Warrantors are not aware of any circumstances indicating that any of the same is likely to be suspended cancelled revoked or not renewed in the ordinary course.

6.3	Neither the Company nor so far as the Warrantors are aware any person for whom it is vicariously responsible has committed within the last 3 years from the date of this Agreement any material breach of or failed to perform or observe (a) any provision of its

Memorandum or Articles of Association; or (b) any covenant or agreement or the terms or conditions of any consent or licence material to the Business or any judgment or order of a Court or other competent tribunal or authority by which the Company is bound or to which it is a party or which affects any of its assets.

7	Litigation/Disputes

7.1	Apart from routine debt collection by the Company as plaintiff for debts owing in the ordinary course of business and not exceeding £10,000 in aggregate:

(a)	the Company is not engaged or proposing to engage in or the subject of any litigation arbitration prosecution or other tribunal or legal proceedings or any claims (which in the case of claims against the Company means notified claims) or actions in connection with the Business;

(b)	so far as the Warrantors are aware, no such litigation arbitration prosecution or other tribunal or legal proceedings or claims or actions are in progress outstanding pending or threatened by or against the Company, any of its assets (including, without limitation, its Business Intellectual Property), or any person for whom it is vicariously responsible, or in respect of which the Company is or could be liable to indemnify or compensate any third party; and

(c)	so far as the Warrantors are aware, there are no facts or other circumstances which will or could reasonably be expected to give rise to or result in such litigation arbitration investigation prosecution or other tribunal or legal proceedings or claims or actions.

7.2	The Warrantors have not been notified in the last 3 years of any dispute with any revenue or other official department in the United Kingdom or elsewhere, in relation to the affairs of the Company.

7.3	So far as the Warrantors are aware, there are no claims notified and pending or threatened against the Company, by an employee or third party, in respect of any accident or injury, which are not covered by insurance.

8	Property

8.1	The Company has a good and marketable title to the Heritable Property containing no exclusion of indemnity under section 12(2) of the Land Registration (Scotland) Act 1979 (where a land certificate has been issued) in its own name as indicated in Part 4 of the Schedule and the Company and/or the Subsidiaries are the parties currently in right of the tenant’s interest in the Leasehold Property.

8.2	The Heritable Property and the Leasehold Property comprise all the estate or interest of the Company in any land or premises.

8.3	Neither the Company nor any of the Subsidiaries has any liability (actual or contingent) in respect of any land or premises other than the Heritable Property and the Leasehold Property.

8.4	The Company is in physical possession and actual occupation of the Heritable Property and the Subsidiaries are in actual occupation of and are the only parties entitled to occupy the Leasehold Property and no part of the Heritable Property and the Leasehold Property is subject to any lease (or sub-lease in the case of the Leasehold Property), licence or any other agreement giving any right of occupancy to any third party.

8.5	Save as disclosed in the Land Certificate title Number GLA151 821 (“the Land Certificate”), there is no option, or agreement for sale, mortgage (whether specific or floating), charge, lien, lease agreement or lease, overriding interest (as defined in section 28 of the Land Registration (Scotland) Act 1979), reservation of minerals, pecuniary burden, agreement to grant any standard security, inhibition, adjudication or any other encumbrance in respect of any of the Heritable Property.

8.6	The Heritable Property is not subject to the payment of any outgoings (except general and water rates together with a proportion of the service charge for the Todd Campus).

8.7	So far as the Company is aware, it has observed all material conditions (including burdens and title conditions contained in the title deeds for the Heritable Property and the Leasehold Property) except in so far as they are of a continuing enforceable nature), restrictions, agreements, statutory requirements and planning consents, affecting the Heritable Property and the Leasehold Property, and no notice of any breach of any such matter has been received and is not aware of any breach of any such matter.

8.8	So far as the Company is aware, the use of the Heritable Property and the Leasehold Property is the permitted use for the purposes of, where applicable, the Town and Country Planning (Scotland) Act 1997.

8.9	So far as the Company is aware, the Heritable Property is not subject to and is not claimed to be subject to any servitude, public rights of way or other like rights.

8.10	Neither the Company nor any of the Subsidiaries has received any irritancy notice in respect of the Leasehold Property.

8.11	Save as disclosed in Part 5 of the Schedule, the Leasehold Property is not subject to any fixed or floating charge, agreement or assignation or surrender, sub-lease, agreement for sub-lease, licence or overriding interest (as defined in section 28 of the Land Registration (Scotland) Act 1979), inhibition, adjudication or any other encumbrance.

8.12	None of the leases for the Leasehold Property (“the Leases”) is subject to any amendment or variations.

8.13	The Company has not applied for any consent or approval from the landlord under any of the leases to any alteration, improvement, change of uses, assignation or sub-lease or for any other purpose and in particular no such application is outstanding.

8.14	All sums due under the Leases in respect of the Leasehold Property including the relevant proportion of the annual rent due on or prior to the date hereof are fully paid where appropriate and up to date.

8.15	Neither the Company nor any of the Subsidiaries has received any notice of any material breach of the terms of any of its leases of the Leasehold Property.

8.16	Neither the Company nor any of the Subsidiaries has received any notice of proposed rent review due under the Leases, nor is any notice pending.

8.17	Neither the Company nor any of the Subsidiaries has served any notice on the landlords under any of the Leases exercising any option to terminate any of the Leases or to purchase the landlords’ interest in any of the Leases.

9	Environmental

9.1	In this paragraph 9:

“Environment” means all, or any, of the following media, namely land, water and air (wherever situated) and includes all human or plant life and living organisms whether natural or modified genetically or otherwise;

“Environmental Contamination” means any release, leakage, discharge, deposit, emission, disposal, dumping, spillage or other escape of Hazardous Materials into the Environment made or caused by the Company on, under or emanating from the Properties;

“Environmental Laws” means all statutes and subordinate legislation, all International or European Community laws, treaties, regulations and directives and other national laws applicable to the Company including common law, regulation, binding codes of practice or guidance, decisions of the European Court and any bylaw, order, notice, demand, decree, interdict, resolution or judgment of any competent authority relating to the operation of the Business and the pollution or protection, investigation or restoration of the Environment or human health and safety or relates in any way to Hazardous Materials or packaging; or noise, odour, vibration, radiation or interference with the use or enjoyment of land; or the erection, occupation or use of man-made or natural substances above or below ground;

“Environmental Liabilities” means criminal or civil fines or penalties or the costs of any remedial work or Third Party Claim or all other direct and/or indirect costs, claims, liens, actions, damages, losses, penalties, liabilities and expenses (including reasonable professional fees incurred in investigating or defending any claim or proceeding whether such claim is successfully defended or not) and for which the Purchaser and/or the Company and/or any of the Subsidiaries is liable or which the Purchaser and/or the Company and/or any of the Subsidiaries incurs as a consequence of the release by the Company or a Subsidiary at the Heritable Property and the Leasehold Property of any Hazardous Materials or Waste (save as permitted by any Permit) or any breach of Environmental Laws by the Company or a Subsidiary which arises or has arisen at the Heritable Property and the Leasehold Property out of the carrying on of the Business;

“Hazardous Materials” means any substances or matter (including, without limitation, physical agents, biologically derived contaminants, biological agents, infectious agents and assayable biological contaminants) whether alone or in combination with other substances which are harmful to human health and safety or capable of causing harm or damage to property or the Environment;

“Permit” means any permit, licence, consent, authorisation, registration, specification, approval, certificate or qualification required by Environmental Laws for the carrying on of the Business;

“Release” means any release, spillage, emission, pumping, pouring, injecting, depositing, disposing, leaching, dumping or migration of Hazardous Materials or Waste;

“Third Party Claim” means a claim by a person for damages, nuisance or an injunction or interdict or other relief or remedy; and

“Waste” means “Directive Waste” as defined in Regulation 1(3) of the Waste Management Licensing Regulations 1994.

9.2	So far as the Warrantors are aware, the Company is in compliance with Environmental Laws, there has been no Release of Hazardous Materials or Waste on or from the Properties and the Company has not been notified by regulatory agencies, governmental agencies or legal counsel that it has not or may not have complied with Environmental Laws and the terms and conditions of all Permits and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to a breach of Environmental Laws or are likely to give rise to Environmental Liabilities.

9.3	All Permits have been obtained and are in full force and effect and so far as the Warrantors are aware, the Company has complied in all material respects at all times with and continues to comply with all conditions of each Permit and all Permits have been obtained and maintained on the basis of true and accurate information supplied to the competent authority.

9.4	So far as the Warrantors are aware, no Permits are limited in duration or are subject to unusual or onerous conditions and the maintaining in full force and effect of such Permits will not require any unusual expenditure or works by the Company and/or the Purchaser.

9.5	The Warrantors will use their reasonable endeavours to ensure that all Permits are (where necessary) transferred to the Purchaser or, as the case may be, renewed. In particular, but without limitation, the Warrantors will assist the Purchaser in making application to or providing information to any relevant authority for the purpose of such transfer or renewal.

9.6	The Company is not engaged in and the Warrantors are not aware of any facts which make it likely or desirable that it should be engaged in any appeal in respect of any Permit or any conditions contained therein or any review thereof or any refusal of any Permit and the Warrantors have no reason to believe that those Permits which have been applied for but which have not yet been granted or are pending will not be granted within a reasonable period of time and on acceptable terms.

9.7	So far as the Warrantors are aware, there have been no environmental audits and/or assessments or surveys, groundwater or soil testing and health and safety assessments commissioned or carried out by the Company nor by any regulatory body for or in relation to the Business and/or the Heritable Property and the Leasehold Property.

9.8	The Company has not received any communication (formal or informal):

(a)	alleging or intimating a breach of the terms and/or conditions of a Permit, or

(b)	alleging or intimating a breach of any Environmental Laws, or

(c)	varying, revoking, suspending or cancelling the terms of a Permit or indicating an intention or threatening so to do and the Warrantors have received no notification (formal or informal) that there are facts or circumstances which may result in any Permit being varied, modified, revoked or suspended or which may prejudice its renewal, extension, grant or (where necessary) transfer; or

(d)	alleging or intimating a breach of Environmental Law, or where failure to comply with such communication could constitute a breach of Environmental Law or where compliance with such communication could be secured by further proceedings by such relevant authority; or

(e)	alleging or intimating any Environmental Liabilities or investigations or claims into or disputes in relation to such liabilities.

9.9	So far as the Warrantors are aware, all Properties are free from any Environmental Contamination which could give rise (whether on the relevant sites or on other land) to any risk to the Environment. So far as the Warrantors are aware, all sites formerly owned or occupied by the Company were free from such contamination at the time when they ceased to be owned or occupied by the Company and full particulars of any such former Properties have been provided.

9.10	So far as the Warrantors are aware, the Company has not used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted any Hazardous Materials at, on, from or under any of the Properties or at, on, from or under any other premises in breach of Environmental Laws.

9.11	So far as the Warrantors are aware, no other person has used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted any Hazardous Materials at, on, from or under any of the Properties.

9.12	So far as the Warrantors are aware, no expenditure in excess of £5,000 will be required to be incurred by the Purchaser to comply with any applicable Environmental Law or any condition attaching to any Permit.

10	Employment

10.1	Particulars of the identities, dates of commencement of employment, or appointment to office and terms and conditions of employment, of all the employees and officers of the Company, including bonus arrangements, are set out in the Data Room.

10.2	Since the Accounting Date or (when employment or holding of office commenced after that date) since the commencement date of such employment or holding of office, no change has been made in the rate of remuneration, or the emoluments or pension benefits, of any officer, ex-officer or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of £50,000 per annum).

10.3	The Company is not bound or accustomed to pay any moneys other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee of the Company.

10.4	No present officer employee consultant of the Company has given or received notice terminating his employment or engagement or is entitled (without giving proper notice) to terminate his employment or engagement with the Company.

10.5	Save as set out in the Disclosure Letter, all contracts of employment or engagement between the Company and its officers, employees or consultants are lawfully determinable by the Company without compensation (in the case of employees) by notice not exceeding the relevant statutory minimum period and (in any other case) by three months notice or less.

10.6	The Company is not party to any agreement or arrangement or practice imposing a legal or moral obligation on it to increase the rates of remuneration of or to make any bonus or incentive payments or any benefits in kind or any payments under a profit sharing scheme to or on behalf of any of its former present or future officers employees or consultants, whether now or at any future date.

10.7	Save as set out in the Disclosure Letter, there is not in existence any share incentive scheme share option scheme or profit sharing scheme for all or any of the Company’s directors or officers or employees or consultants and no proposals for any such scheme or arrangement are under consideration by the Company.

10.8	The Company is not party to any collective agreement or any other agreement or arrangement with any trade union or any other body representing employees of the Company.

10.9	The Company has never been involved in any strike lock out, go-slow, work-to-rule or other form of industrial dispute and so far as the Warrantors are aware there are no facts or circumstances which might lead to any such industrial dispute.

10.10	So far as the Warrantors are aware, the Company has complied in all material respects with all its statutory obligations relating to employees including (without limitation) its obligations under the Employment Rights Act 1996, Sex Discrimination Act 1975, Equal Pay Act 1970, Race Relations Act 1976, Disability Discrimination Act 1995, National Minimum Wage Act 1998, National Minimum Wage Regulations 1999, Working Time Regulations 1998, Employment Relations Act 1999, Data Protection Act 1998, and the Transfer of Undertakings (Protection of Employment) Regulations 1981.

11	Pensions

11.1	For the purposes of this clause, the following expressions shall have the following meanings:-

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar United States state law.

“ERISA” means the Employee Retirement Income Security Act 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

the “Life Scheme” means the scheme known as the Q-One Biotech Limited Group Life Scheme established by a trust deed dated 12 December 2002.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(3) of ERISA) of the Company or any ERISA Affiliate which provides benefits for Employees residing in the United States of America and/or their dependants or beneficiaries.

the “Pension Scheme” means the personal pension scheme known as the Standard Life Appropriate Personal Pension Scheme established with effect from 1 February 2001.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement of any kind established by the Company or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, by any ERISA Affiliate which provides benefits for Employees residing in the United States of America and/or their dependants.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Internal Revenue Code §4975.

“Welfare Plan” means any “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA, of the Company or any ERISA Affiliate which provides benefits for Employees residing in the Untied States of America and/or their dependants or beneficiaries.

11.2	Save for the Pension Scheme, the Life Scheme and the Q-One Biotech Inc. 401(k) Plan, there is no scheme, agreement or arrangement (whether legally enforceable or not) to which the Company or any ERISA Affiliate contributes or is party under which benefits of any kind are payable to or in respect of any employee or director of the Company or any ERISA Affiliate or any former employee or former director of the Company or any ERISA Affiliate

(or to any spouse or dependant of any of them) (each a “Relevant Employee”) on retirement, on death or in the event of incapacity, accident, disability or sickness or in other similar circumstances (including payment of medical expenses after leaving employment).

11.3	So far as the Warrantors are aware, the Company:

(a)	has not given any undertaking or assurance (whether legally enforceable or not) as to the continuance, introduction, improvement or increase of any benefit of a kind described in Warranty 11.1 or as to the rights of any person to receive such benefits, or

(b)	is not paying or has in the last two years paid any such benefit to (in either case) any Relevant Employee or any widow, widower, child or dependant of any Relevant Employee.

11.4	The Company designated the Standard Life Stakeholder Pension Plan as its stakeholder pension scheme.

11.5	None of the Pension Scheme, the Life Scheme nor the Company is engaged or involved in any proceedings which relate to or are in connection with the Pension Scheme or the benefits thereunder and no such proceedings are pending or threatened and so far as the Warrantors are aware there are no facts likely to give rise to any such proceedings. In this Warranty 11.4, “proceedings” includes any litigation or arbitration and also includes any investigation or determination by the Pensions Ombudsman, the Occupational Pension Advisory Service or the Occupational Pensions Regulatory Authority or any complaint under any internal dispute resolution procedure established in connection with the Pension Scheme.

11.6	The Pension Scheme is approved under Chapter IV of Part XIV of the Taxes Act and the Life scheme is approved under Chapter I of Part XIV of the Taxes Act and so far as the Warrantors are aware there is no reason why such approvals might be withdrawn or might cease to apply.

11.7	Every person who has at any time been entitled to join or apply to join the Pension Scheme has been invited to do so as of the date on which he became so entitled having been informed in writing of his rights in this regard, and no person has been excluded from membership of the Pension Scheme or from any benefits thereunder in contravention of:

(a)	Articles 137 and 141 of the Treaty of Rome; and

(b)	the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations (SI 2000/1551).

11.8	The Company currently makes contributions to the Pension Scheme. So far as the Warrantors are aware no increase in the rates of any contribution to the Pension Scheme by the Company for any present or former employee or director of the Company is agreed or proposed or advised or envisaged and all contributions have been paid when due.

11.9	Each Plan is in compliance in all material respects with the applicable provision of ERISA, the Internal Revenue Code of 1986 (the “Internal Revenue Code”), as amended, and any other United States federal, state or applicable laws and has been maintained in accordance with the terms of such Plan and the terms of any applicable collective bargaining agreement. Each such Plan which is intended to meet the requirements of a “qualified plan” under Internal Revenue Code §401(a) has received a determination from the Internal Revenue

Service of the United States (the “IRS”) that such Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Plan. There have been no Prohibited Transactions with respect to any Plan. No Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Plan (other than routine claims for benefits) is pending or threatened. The requirements of COBRA have been met with respect to each such Plan which is a Welfare Plan subject to COBRA.

11.10	The only benefits provided by the Life Scheme are benefits on the death in service of employees of the Company and all such benefits are insured under a life insurance policy with Royal & Sun Alliance, a copy of which are appended to the Disclosure Letter.

11.11	The Company does not now and has not ever maintained, contributed to or had any obligation to contribute to, nor has it had any liability or potential liability for any Plan that is a Pension Plan covered by Title IV of ERISA. The Company has delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Plan.

11.12	All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Internal Revenue Code to each such Plan that is a Pension Plan and all contributions for any period ending on or before the date hereof which are not yet due have been made to each such Pension Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the date hereof have been paid with respect to each such Plan that is an Welfare Plan.

12	Assets

12.1	Save as set out in the Disclosure Letter, the Company owned at the Accounting Date, and had title to, all the assets included in the Accounts, and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has title to them and to all assets acquired since the Accounting Date and all other assets used or employed by the Company in conducting its Business (not shown in the Accounts) are the absolute Property of the Company free from any Encumbrance.

12.2	The material plant, machinery, and equipment used in connection with the business of the Company:

(a)	are in all material respects in a reasonable state of repair and condition and satisfactory working order;

(b)	are the property of the Company, save for those items the subject of the hire purchase, leasing or rental agreements listed in the Disclosure Letter, or in respect of which the outstanding payments do not exceed £10,000;

(c)	are not expected to require replacements at a cost in excess of £50,000 within six months from the date of this Agreement;

12.3	All of the Company’s material assets and undertakings (excluding all Intellectual Property) which are of an insurable nature, are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by the Company.

12.4	The Company is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss, loss of profits and other risks normally insured against by persons carrying on the same business as that carried on by the Company.

12.5	All insurances are currently in full force and effect, and to the best of the knowledge and belief of the Warrantors nothing has been done or omitted to be done which could make any policy of insurance void or voidable.

12.6	No claim is outstanding, or, so far as the Warrantors are aware, may be made, under any of the insurance policies and to the best of the knowledge and information of the Warrantors, no circumstances exist which are likely to give rise to a claim.

13	Intellectual Property

13.1	Further Definitions

In this paragraph 13 unless the context requires otherwise:-

“Business Intellectual Property” means all Registered Intellectual Property and any material Unregistered Intellectual Property which is used in connection with Business as at the Completion Date;

“Copyright” means copyright, design rights (including European Community Rights), topography rights and database rights, whether registered or unregistered (including any applications for registration of any such thing) and any similar or analogous rights to any of the foregoing whether arising or granted under the law of Scotland or of any other jurisdiction;

“Intellectual Property” means:

(a)	Patent Rights;

(b)	Know How;

(c)	Trade Mark Rights;

(d)	Copyright and other rights in Software;

(e)	all documents, records, tapes, discs and any other materials containing Copyright works, Know How or Software;

“Intellectual Property Agreement” means all agreements or arrangements relating to the Business Intellectual Property listed in the Schedule Part 9D;

“Know How” means trade secrets and confidential business information including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; marketing research; unpatented technical and other information including inventions, discoveries, processes and procedures, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation and testing; together with all common law or statutory rights protecting the same including by any action for breach of confidence and any similar or analogous rights to any of the foregoing whether arising or granted under the law of Scotland or any other jurisdiction;

“Patent Rights” means patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition including any divisions, renewals, continuations, refilings, confirmations-in-part, substitutions, registrations, confirmations, additions, extensions or reissues thereof and any similar or analogous rights to any of the foregoing whether arising or granted under the law of Scotland or any other jurisdiction;

“Registered Intellectual Property” means that Intellectual Property owned, used or exploited by the Company and which is listed in Schedule Parts 9A, 9B and 9C;

“Software” means any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

“Trade Mark Rights” means trade or service mark applications, registered trade and service marks, unregistered trade and service marks, get-up, company names, logos and other designations of origin, in each case with any associated goodwill, and all rights or form of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the law of Scotland or any other jurisdiction;

“Unregistered Intellectual Property” means Intellectual Property other than Registered Intellectual Property owned, used, licensed or otherwise exploited by the Company;

13.2	Title

13.2.1	Except for any Intellectual Property licensed to the Company (each an “In-Licence”), the Group is the sole, or joint where disclosed, legal and beneficial owner of the Business Intellectual Property. The Company does not require any further Business Intellectual Property for the provision of its services or in relation to the processes employed by the Company as at the Completion Date.

13.2.2	The Registered Intellectual Property comprises all registered Business Intellectual Property owned by the Group.

13.2.3	Particulars as to registration (and applications therefor) of the Registered Intellectual Property are set out in the Schedule Parts 9A, 9B and 9C. So far as the Warrantors are aware, the Company has received no adverse opinion, whether from any registry concerned or its own advisers, in relation thereto.

13.2.4	All registration and/or renewal fees regarding the Registered Intellectual Property due on or before Completion have been paid in full.

13.2.5	So far as the Warrantors are aware, the Group has not in carrying on its business, does not at the date of this Agreement and so far as the Warrantors are aware will not prior to Completion infringe any Intellectual Property right of any person.

13.2.6	So far as the Warrantors are aware, all material Know-How owned, used or exploited by the Company and used in the Business has been documented, has been kept secret and confidential and has not been disclosed to third parties without an obligation of confidence where such disclosure materially affects the validity or enforceability of the Business Intellectual Property.

13.2.7	No Business Intellectual Property has been charged, mortgaged, licensed or otherwise encumbered except in the normal course of business.

13.3	Intellectual Property Agreements

13.3.1	So far as the Warrantors are aware, all In-Licences for the use by the Company of Business Intellectual Property which is not owned by the Company are and will be at Completion subsisting and no party thereto is in breach of any of the provision thereof (the Company having made no enquiry of any other party), except in the normal course of business.

13.3.2	Save as disclosed in the Intellectual Property Agreements, copies of which have been disclosed, the Company has not entered into any agreement, arrangement or understanding for the licensing, or otherwise permitting the use or exploitation by a third party, of the Business Intellectual Property or which prevents, restricts or otherwise inhibits the Company’s freedom to use and exploit the Business Intellectual Property.

13.3.3	So far as the Warrantors are aware (not having made enquiry of any third party), no Intellectual Property Agreements within the five years prior to the date of this Agreement have been or are the subject of any material breach, default, act or omission by any party or of any event which by notice or by passage of time or both would constitute a default.

13.4	Infringement and Misuse

13.4.1	So far as the Warrantors are aware, the Business Intellectual Property is not currently being infringed, misused or used without authorisation by any third party or has been so infringed, misused or used without authorisation.

SCHEDULE

PART 8

Taxation Warranties

1	Further Definitions

In this Agreement unless the context requires otherwise:-

“CAA” means the Capital Allowances Act 2001;

“Finance Act” and “FA” followed by a year shall mean the Finance Act of the year in question;

“VATA” means Value Added Tax Act 1994; and

“VAT” means Value Added Tax.

2	Taxation

2.1	General

2.1.1	The Company has not within the last six years been the subject of an investigation or audit by the Inland Revenue or any other relevant taxation authority, and the Warrantors are not aware of any facts or matters which are likely to or may lead to any such investigation.

2.1.2	To the extent required by generally accepted accounting principles, the Accounts make provision or reserve for all Taxation which the Company was at the Accounting Date liable to pay.

2.1.3	To the extent required by generally accepted accounting principles, the Accounts make provision for deferred Taxation.

2.1.4	The Company is and always has been resident for Tax purposes only in the jurisdiction in which it is incorporated.

2.1.5	The Company has kept and preserved all such records and information that it is required by law to maintain to enable it to deliver correct and complete returns for its accounting periods.

2.1.6	The Company has duly and punctually made all instalment payments required by the Corporation Tax (Instalment Payments) Regulations 1998 and the corporate income tax laws of any other jurisdiction in which the Company is subject to tax, details of all such instalment payments made since the Accounts Date are set out in the Disclosure Letter and all such instalment payments have been made on the basis of a reasonable estimate of the Company’s tax liability for the relevant accounting period.

2.1.7	The Company and each of the Subsidiaries is, and each has at all times since its formation been, classified as a corporation for US Federal Tax purposes.

2.2	Compliance

2.2.1	The Company has in the last six years (and will before the date hereof have) submitted to all relevant taxation authorities (whether of the United Kingdom or elsewhere) by the requisite dates all returns and other tax related filings which it is required by law or has otherwise been requested in writing by a taxation authority to make.

2.2.2	All such returns are complete and accurate in all material respects and are not the subject of any question or dispute and so far as the Warrantors are aware are not likely to become the subject of any question or dispute with any such taxation authority.

2.2.3	All payments by the Company to any person which ought to have been made under deduction of Taxation have been so made and the Company has (if required by law to do so) accounted to the relevant taxation authority for the Taxation so deducted.

2.2.4	The Company has duly and punctually paid all Taxation which it has become liable to pay and it has not paid or become liable to pay any penalty, fine or surcharge in connection with Taxation.

2.2.5	The Company has not in the last six years received any notice of enquiry into any return made by the Company.

2.3	Capital Allowances

No balancing charge under CAA (or other legislation relating to any capital allowances) would be made on the Company on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) or of any asset not in such a pool, on the assumption that a disposal is made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool.

2.4	Capital Gains

2.4.1	No chargeable profit or gain would arise in respect of any asset of the Company:-

(a)	treated as such in the Accounts if that asset were to be disposed of for a consideration equal to the value attributed thereto in the Accounts;

(b)	acquired after the Accounting Date if that asset were to be disposed of for a consideration equal to the consideration given for its acquisition,

in each case disregarding any statutory right to claim any allowance or relief other than amounts deductible under TCGA Section 38.

2.4.2	The Company has not made any claims under any of TCGA Sections 152 to 157, 165, 172 or 175 insofar as such claims affect the chargeable gain or allowable loss which would arise on a disposal by the Company of any of its assets

2.5	Tax avoidance

2.5.1	The Company has never been party to or concerned with any scheme, arrangement, transaction or series of transactions of which the main purpose or one of the main purposes was the avoidance of a liability to Taxation.

2.5.2	So far as the Warrantors are aware, the Company has not entered into or been a party to transactions to which any of the following provisions could apply: ss 703, 730, 739, 770, 774, 776, 779, 780, 781 or 786 Taxes Act, or Schedule 9, Paragraph 13 Finance Act 1996, without in the appropriate cases having received clearance in respect thereof from the Inland Revenue.

2.5.3	So far as the Warrantors are aware, in respect of every transaction or series of transactions under which the Company is an affected person within the meaning of Schedule 28AA Taxes Act (i) provision between the Company and other affected persons is not susceptible to adjustment by the Inland Revenue or other taxation authority; and (ii) the Company has prepared and retained all such documentation as is necessary or reasonable to identify the terms of the transactions and the methodology used in arriving at arm’s length terms for such transactions.

2.6	Value Added Tax

2.6.1	The Company is a registered and taxable person for the purposes of the VATA and has complied with and observed in all material respects the terms of all statutory provisions, directions, conditions, notices and agreements with HM Customs and Excise relating to VAT. The Company has maintained and obtained accounts, records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT.

2.6.2	The Company:-

(a)	is not, nor in the two years prior to Completion has been, in arrears with any payments or returns or notifications under any statutory provisions, directions, conditions or notices relating to VAT, or liable to any forfeiture or penalty or interest or surcharge or to the operation of any penalty, interest or surcharge provision;

(b)	has not been required by HM Customs and Excise to give security.

2.6.3	The Company has not since the Accounting Date been, and will not prior to Completion be, treated as having made any supply of goods or services for the purposes of VAT where no supply has in fact been made by the Company.

2.6.4	The Company has not in the last three years received a surcharge liability notice under VATA Section 59 (default surcharge) or a penalty liability notice under VATA Section 64 (persistent misdeclarations).

2.6.5	All supplies made by the Company are taxable supplies and the Company is not and so far as the Warrantors are aware, will not be denied credit for any input tax by reason of the operation of s.26 VATA and regulations made thereunder.

2.6.6	No election has been made by the Company in respect of the Properties pursuant to paragraph 2, Schedule 10 VATA.

2.7	Close Companies

2.7.1	The Company is a close company as defined in Taxes Act Section 414 but is not and has never been a close investment holding company within the meaning of Taxes Act Section 13A.

2.7.2	The Company has not in the last six years been liable to Taxation under the provisions of Taxes Act Sections 418 to 422.

2.8	Employees

2.8.1	The Company has properly operated the income tax pay-as-you-earn (“PAYE”) system and, to the extent it has employees outside the United Kingdom, the local equivalent in each relevant jurisdiction, deducting the appropriate Taxation and national insurance contributions (and local equivalents to the extent the Company has employees outside the United Kingdom) as required by law and all sums payable to the Inland Revenue and any other taxation authority under the PAYE system or local equivalent (if applicable) have been paid up to Completion.

2.8.2	The Company has paid all national insurance contributions (and local equivalents to the extent it has employees outside the United Kingdom) for which it is liable and has kept proper books and records relating to the same and has not been a party to any scheme or arrangement to avoid any liability to account for primary or secondary national insurance contributions (or local equivalents).

2.8.3	The Company has not made any payment to or provided any benefit for any officer or employee (or ex-officer or ex-employee) which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes.

2.8.4	The Company has not issued any shares in the circumstances described in s.417(1) Income Tax (Earnings and Pensions) Act 2003.

2.9	Stamp Duty

2.9.1	There is no instrument in the possession of the Company which is necessary to establish the Company’s title to any right or asset which is liable to stamp duty in the United Kingdom or elsewhere but which has not been duly stamped.

2.10	Distributions

No distribution within the meaning of ss.209, 210 and 212 Taxes Act has been made by the Company except dividends shown in its audited accounts, nor is the Company bound to make any such distribution.

2.11	Inheritance Tax and Gifts

2.11.1	There are not in existence any circumstances whereby any such power as is mentioned in s.212 Inheritance Tax Act 1984 could be exercised in relation to any shares in, securities of, or assets of, the Company.

2.11.2	The Company is not liable to be assessed to corporation tax on chargeable gains or to inheritance tax as donor or donee of any gift or transferor or transferee of value.

2.11.3	The Company has not been a party to associated operations in relation to a transfer of value within the meaning of s.268 Inheritance Tax Act 1984.

2.11.4	No Inland Revenue charge (as defined in s.237 Inheritance Tax Act 1984) is outstanding over any asset of the Company or in relation to any shares in the capital of the Company.

2.11.5	The Company has not received any asset as mentioned in s.282 TCGA 1992.

SCHEDULE

PART 10

Limitations on Liability

The provisions of this Schedule Part 10 together with Clauses 7.1.3 to 7.1.9 shall operate, inter alia, to limit and/or reduce the liability of the Warrantors in respect of claims under the Warranties, this Agreement (other than Clause 8) and, where expressly stated to do so, the Tax Deed. The parties agree as follows:-

1	no liability shall attach to the Warrantors in respect of claims under the Warranties, this Agreement (other than Clause 8) or the Tax Deed unless the aggregate amount of the liability of the Warrantors in respect of all such claims shall exceed £1,500,000 and then only in respect of the excess above £1,000,000; Provided that such limitation shall not apply to any claim under clause 2.4 of the Tax Deed (provided the Purchaser procures that the Company remits any payment received under Clause 2.4 of the Tax Deed to the Inland Revenue) or any claim under the Warranties or the Tax Deed, this Agreement (other than Clause 8) which arises as a result of the fraud or wilful neglect or default of any of the Warrantors; and

2	the Warrantors shall not be liable for any individual claim or series of connected claims arising out of the same circumstances under the Warranties, this Agreement (other than Clause 8) or the Tax Deed (provided the Purchaser procures that the Company remits any payment received under Clause 2.4 of the Tax Deed to the Inland Revenue), unless the amount of such claim exceeds £30,000 and claims excluded by this paragraph 2 shall be ignored for all purposes under clause 2.4 of the Tax Deed or any claim;

3	claims against the Warrantors under the Warranties, this Agreement (other than Clause 8) or the Tax Deed shall be wholly barred and unenforceable unless written particulars thereof (giving reasonable details of the specific matter or claim in respect of which such claim is made) shall have been given to the Warrantors within a period of seven years from the date of Completion (in the case of any claim under the Tax Deed or under the Tax Warranties) or 3 years from the date of Completion (in the case of any claim under the Environmental Warranties) or 12 months from the date of Completion (in the case of any other claim under the Warranties). Any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn after the expiration of nine months after the expiration of such period of seven years from the date of Completion in the case of any claim under the Tax Deed or Tax Warranties, 3 years from the date of Completion in the case of any claim under the Environmental Warranties or 18 months from the date of Completion (in the case of any product liability claims as a result of clinical testing on humans) or after the expiration of nine months after the period of 12 months from the date of Completion in the case of any other claim under the Warranties unless legal proceedings in respect of it have been commenced by being both issued and served upon all of the Warrantors; Provided that the time limits contained in this paragraph (3) shall not apply where the claim in question arises as a result of the fraud or wilful neglect or default of the Warrantors;

4	if the Warrantors pay to the Purchaser or the Company or any of the Subsidiaries an amount in respect of a claim under the Warranties and the Purchaser or the Company or any of the Subsidiaries subsequently recovers (whether by payment, discount, credit or otherwise) from a third party (including any taxation authority) a sum which is referable to that claim, the Purchaser shall (or shall procure the person to whom the Warrantors paid the said amount shall) forthwith repay to the Warrantors so much of the said amount as is equal to the sum recovered from the third party (or such lesser amount as the Warrantors shall have so paid to the Purchaser, the Company or any of the Subsidiaries) less all reasonable costs and expenses incurred by the Purchaser or the Company or the Subsidiaries in recovering the same;

5	where the Purchaser or a Company is legally entitled to recover from some other person (not being another member of the Purchaser’s Group, or any employee or officer thereof or any Vendor or under any insurance coverage effected after Completion) any sum in respect of any matter the subject of a claim under the Warranties which the Warrantors have previously irrevocably and unconditionally satisfied in full, the Purchaser or Company (as appropriate) shall (subject first to being indemnified and secured to its or their reasonable satisfaction against all costs and expenses which it or they may reasonably incur thereby) take all reasonable steps to enforce such recovery (keeping the Warrantors informed of the progress of any action taken) and account to the Warrantors originally satisfying the claim for any amounts they recover less the costs and expenses incurred by the Purchaser or the relevant Company;

6	payment of any claim under the Warranties or the Tax Deed or the Satron Agreement or the Satron Tax Deed pursuant thereto in respect of a loss or liability shall pro tanto satisfy and discharge any other claim thereunder which is capable of being made in respect of the same loss or liability;

7	if any person is entitled to make a claim in respect of any act, event or default both under any of the Warranties and also under the Tax Deed such claim shall be made under the Warranties or the Tax Deed at the option of the Purchaser and any amount payable under the other agreement shall be reduced to the extent of such claim;

8	all payments by the Warrantors (other than Vera Gormly and Margaret Parrott) under this Agreement shall be treated as repayments by those Warrantors of the Consideration paid for the Sale Shares pursuant to this Agreement, provided that this clause will not operate in any way to limit the liability of those Warrantors under this Agreement;

9	all payments by Vera Gormly and Margaret Parrott as Warrantors under this Agreement will be treated as repayments by those Warrantors of the Consideration paid under the Satron Agreement, provided that this clause will not operate in any way to limit the liability of the Warrantors under this Agreement;

10	the Warrantors shall not be liable for any claim under the Warranties which would not have arisen but for an act, event, omission or default occurring after Completion outside the ordinary course of business;

11	the Warrantors shall not be liable for any claim under the Warranties to the extent that:-

(a)	it is provided for or reserved or noted in the Accounts;

(b)	such liability arises or is increased as a result of a change in the law (or practice of the Inland Revenue) after the date hereof;

(c)	it arises as a result of any change in the accounting policy or practice or in the accounting reference date of the Company after the date hereof;

12	if any claim under the Warranties or the Tax Deed shall arise by reason of some liability which at the time that the claim shall be notified to the Warrantors shall be contingent only then the Warrantors shall not be under any obligation to make any payment to the Purchaser or the Company or any of the Subsidiaries thereunder until such time as such contingent liability ceases to be so contingent and the nine month period for issuing and serving proceedings set out in paragraph 3 of this Schedule Part 10 shall not commence until the contingent liability becomes actual;

13	the Purchaser shall not be entitled to recover the amount of any claim under the Warranties to the extent that such amount is recovered from insurers of the Purchaser or the Company and the Subsidiaries. The Purchaser undertakes to notify the claim to the relevant insurers at the same time as intimating any claim under the Warranties and use reasonable endeavours to pursue such claim;

14	notwithstanding any breach of the Warranties the Purchaser shall not following Completion be entitled to treat the Warrantors as having repudiated this Agreement or be entitled to rescind this Agreement;

15	the Warranties are given solely on the basis that the Company and the Subsidiaries continues to carry on their respective businesses after Completion as going concerns;

16	nothing in this Agreement shall in any way diminish the duty at law of the Purchaser to mitigate the loss arising from any breach of the Warranties;

17	save in respect of statements made fraudulently, the parties accept that they are to have no rights or liabilities in respect of pre-contractual statements;

18	the Purchaser confirms to the Warrantors that it is not actually aware of any matter or thing which could give rise to a breach of any of the Warranties at the date of this Agreement;

19	the Warrantors shall not be liable for any claim under the Warranties or the Tax Deed to the extent that the amount of such claim has been recovered from insurers after the Completion Date under an insurance policy effected prior to the Completion Date;

20	the provisions of this Part of the Schedule shall remain in force and be fully applicable in all circumstances and in particular shall not be discharged by any breach of this Agreement whatever its nature or consequence.

SCHEDULE

PART 11

Agreed Forms

1	Tax Deed.

2	Resignation of Officers.

3	Resignation of Auditors.

4	Compromise Agreement, Service Agreement and resignation letter for David Onions.

5	Loan Note Instrument.

6	Confirmation of no claims.

7	Compromise Agreements and Consultancy Agreements for Gillian Lees and Malcolm Brattle.

8	Escrow Account Instruction Letter.

SCHEDULE

PART 13

Agreed Form for Calculation of Working Capital Statement

A.	COMPLETION BALANCE SHEET AND WORKING CAPITAL STATEMENT

1	The Completion Balance Sheet shall be prepared to establish the Working Capital, Cash and Debt as at the close of business on the Completion Date having reversed the effect of the Estimated Debt payment made by the Purchaser under Clause 6.4.2.

2	The Completion Balance Sheet and a Working Capital Statement shall be prepared in accordance with the rest of Section A of this Schedule Part 13.

3	The Completion Balance Sheet shall be prepared using the same accounting policies, principles and practices (including for the avoidance of doubt, the work-in-progress valuation, capitalisation of assets and depreciation policies) as were used in the preparation and audit of the Accounts and otherwise in accordance with Accounting Requirements except to the extent that there were amendments or changes to the Accounting Requirements since 31 March 2003. For the avoidance of doubt the Completion Balance Sheet shall exclude all amounts in respect of operating lease agreements.

4	The Working Capital Statement shall be extracted from the Completion Balance Sheet and be prepared in accordance with the specific instructions set out in paragraphs 5 - 9 below.

5	In the preparation of the Working Capital Statement:, the Working Capital Statement shall be prepared in the same form as the Agreed Form –Working Capital Statement set out in this Section A.9 of this Schedule Part 13:

W = S + D – C

Where:

W is the Working Capital at Completion;

S is the value of stock;

D is the value of the Debtors;

C is the value of the Creditors.

6	Debtors shall mean amounts receivable from trade debtors and other debtors and prepayments in the normal course of business.

7	Creditors shall include amounts due in respect of:

(a)	trade creditors,

(b)	other creditors and accruals, including customer advance payments and amounts which may be due to Applied Biosystems in respect of PCR royalties (the “PCR Royalty Accrual”). For the avoidance of doubt, the PCR Royalty Accrual shall be calculated as 5% of total sales for Molecular Biology Development and PCR

Departments in both Glasgow and Worcester from 1 April 2002 unless there has been a breach by the Vendors of the obligations set out in Clause 3.2(n),

(c)	unpaid corporation tax on annual profits or gains of the Company for all accounting periods of the Company ended on or before 31 March 2003,

(d)	corporation tax at the rate of 30% on the annual profits or gains of the Company for a notional accounting period beginning 1 April 2003 and treated as ending on the Completion Date,

(e)	all other taxes, including PAYE, NIC, VAT and business and water rates, to the extent that they arise by reference to periods or events occurring on or before the Completion Date (but not, for the avoidance of doubt, deferred tax).

8	For the avoidance of doubt, the Working Capital Statement as at Completion shall exclude fixed assets held by the Company and all amounts in respect of Government Grants (save to the extent that they become repayable on change of control of the Company to the Purchaser unless confirmation is received that no repayment will be required in relation to such change of control) and operating lease agreements.

9	The Working Capital Statement shall have the following agreed form:

Agreed Form –Working Capital Statement
£
Stock

Debtors

Trade Debtors

Other Debtors

Prepayments

Creditors

Trade Creditors

Accruals (including customer advance payments)

VAT

PAYE & NIC

Corporation Tax for the year ended 31 March 2003

Corporation Tax for the period from 1 April 2003 to Completion

Working Capital